Filed Pursuant to Rule 424(b)(2)
Registration No. 333-199655

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Offering Price	Amount of Registration Fee(1)
5.500% Senior Notes due 2022	$1,500,000,000	$1,500,000,000	$174,300
5.750% Senior Notes due 2024	$2,000,000,000	$2,000,000,000	$232,400

(1)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).

PROSPECTUS SUPPLEMENT

(to Prospectus dated October 29, 2014)

$3,500,000,000

CCOH Safari, LLC

(to be assumed by CCO Holdings, LLC and CCO Holdings Capital Corp. if the Escrow Release occurs)

$1,500,000,000 5.500% Senior Notes due 2022

$2,000,000,000 5.750% Senior Notes due 2024

CCOH Safari, LLC (“Safari II”) is offering $1,500,000,000 aggregate principal amount of our 5.500% Senior Notes due 2022 (the “2022 Notes”) and $2,000,000,000 aggregate principal amount of our 5.750% Senior Notes due 2024 (the “2024 Notes” and, together with the 2022 Notes, the “Notes”). The 2022 Notes will mature on December 1, 2022, and the 2024 Notes will mature on December 1, 2024. We will pay interest on each series of Notes on each June 1 and December 1, commencing December 1, 2014.

From and after the Escrow Release (as defined below), we may redeem some or all of the 2022 Notes at any time prior to December 1, 2017, or some or all of the 2024 Notes at any time prior to December 1, 2019, at a price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described in this prospectus supplement. From and after the Escrow Release, we may redeem some or all of the 2022 Notes at any time on or after December 1, 2017, or some or all of the 2024 Notes at any time after December 1, 2019, at the applicable redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest to the redemption date. In addition, from and after the Escrow Release until December 1, 2017, we may redeem up to 40% of the aggregate principal amount of the 2022 Notes, and until December 1, 2017, we may redeem up to 40% of the aggregate principal amount of the 2024 Notes, using net proceeds from certain equity offerings at the respective redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest to the redemption date. Holders may require us to repurchase the Notes upon a “Change of Control Triggering Event” (as defined in “Description of Notes”). There is no sinking fund for the Notes.

Upon consummation of the offering of the Notes, we will deposit into an escrow account the gross proceeds from the offering plus an amount sufficient to fund a special mandatory redemption of the Notes (as described below) as though such special mandatory redemption were to occur on the first scheduled interest payment date for the Notes. No later than November 24, 2014 (the “First Additional Deposit Date”) and May 25, 2015 (the “Second Additional Deposit Date”; each of the First Additional Deposit Date and the Second Additional Deposit Date is sometimes referred to herein as an “Additional Deposit Date”), we will be required to deposit an additional amount (an “Additional Deposit Amount”) that, together with the amounts then on deposit in the escrow account, will be sufficient to (i) in the case of the First Additional Deposit Date, pay all scheduled interest payments through and including June 1, 2015 and (ii) without duplication, fund a special mandatory redemption on (x) in the case of the First Additional Deposit Date, June 1, 2015 and (y) in the case of the Second Additional Deposit Date, the fourth business day after November 5, 2015. Prior to the consummation of the Transactions (as defined below under “Prospectus Supplement Summary—Transactions with Comcast”), the Notes will be secured by a first-priority security interest in the escrow account and all deposits and investment property therein. The release of the proceeds to us (the “Escrow Release”) will be subject to the satisfaction of certain conditions, including the closing of the Transactions. If the Transactions are not consummated on or prior to November 5, 2015 or if we notify the trustee and the escrow agent in writing that the Transactions have been terminated in accordance with their respective terms or upon the occurrence of certain other events, the Notes will be subject to a special mandatory redemption. The special mandatory redemption price will be equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest from the issue date of the Notes, up to, but not including, the date of such special mandatory redemption. See “Description of Notes—Special Mandatory Redemption.”

Substantially concurrently with the Escrow Release, Safari II will merge into CCO Holdings, LLC, a Delaware limited liability company (“CCO Holdings”) and the Notes will become obligations of CCO Holdings and CCO Holdings Capital Corp., a Delaware corporation (“CCO Holdings Capital”) and will rank pari passu in right of payment with each other and with all of the existing and future senior indebtedness of CCO Holdings and CCO Holdings Capital. This prospectus supplement and the accompanying prospectus include additional information about the terms of the Notes, including optional redemption prices and covenants.

See “Risk Factors,” which begins on page S-18 of this prospectus supplement, for a discussion of certain of the risks you should consider before investing in the Notes.

	Per 2022 Note	Per 2024 Note	Total
Public offering price(1)	100.000%	100.000%	$3,500,000,000
Underwriting discount(2)	1.125%	1.125%	$39,375,000
Estimated proceeds to us, before expenses(1)	98.875%	98.875%	$3,460,625,000

(1)	Plus accrued interest from November 5, 2014, if settlement occurs after that date.
(2)	The underwriters have agreed to credit against the fees described above for certain underwriting fees payable by us in connection with the financing commitments for the Transactions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Notes will be made in New York, New York on or about November 5, 2014.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities

Co-Managers

Citigroup	Macquarie Capital	RBC Capital Markets	RBS

SunTrust Robinson Humphrey	UBS Investment Bank	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is October 29, 2014.

You should rely only on the information contained in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with any information or represent anything about the Issuer, its financial results or this offering that is not contained in this prospectus supplement. If given or made, any such other information or representation should not be relied upon as having been authorized by us or the underwriters. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the Notes we are offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the section titled “Risk Factors” in this prospectus supplement and the factors described under “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) and other SEC Reports (as defined below) incorporated by reference in this prospectus supplement. Many of the forward-looking statements contained in this prospectus supplement may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in this prospectus supplement, in our Annual Report and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

Risks Related to Comcast Transactions

•	the ultimate outcome of the proposed transactions between us and Comcast including the possibility that such transactions may not occur if closing conditions are not satisfied;

•	if any such transaction were to occur, the ultimate outcome and results of integrating operations and application of our operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•	the impact of the proposed transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expense and may decrease our operating flexibility;

Risks Related to Our Business

•	our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

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•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including in connection with our plan to make our systems all-digital in 2014;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus supplement.

INDUSTRY AND MARKET DATA

In this prospectus supplement, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we and the underwriters have not independently verified and do not guarantee the accuracy and completeness of this information.

BASIS OF PRESENTATION OF PRO FORMA FINANCIAL INFORMATION

The pro forma financial statements incorporated by reference into this prospectus supplement and certain other information contained in or incorporated by reference herein have been based on significant assumptions and estimates, including as to future financial performance of Charter, the cable systems subject to the Asset Purchase, the cable systems subject to the Asset Exchange and the cable systems to be contributed to GreatLand Connections. In particular, the pro forma financial statements incorporated by reference in this prospectus supplement include assumptions as to full year 2014 EBITDA growth rates of the Charter cable systems and the TWC cable systems and full year 2014 cable revenue growth rates for the Comcast cable systems that are based on Wall Street research consensus estimates available to Charter as of October 13, 2014. Although we believe that the assumptions used in preparing the pro forma financial statements are reasonable, estimates and projections as to future performance are subject to inherent uncertainties, including those referred to above under “—Cautionary Statement Regarding Forward-Looking Statements,” and we caution you that you should not place undue reliance on information based on these estimates or any other assumed future financial performance. The assumed future subscriber growth rates, macroeconomic conditions, consumer tastes, service offerings, programming costs and other factors underlying the consensus growth rates of Wall Street research analysts may prove to be different from actual results and such differences may be material. Additionally, research analysts frequently update their estimates throughout the year based on earnings releases and other events.

S-iii

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

Charter Communications, Inc., the Issuer’s indirect parent company, files annual, quarterly, special reports and other information with the SEC. We are incorporating by reference certain information of Charter Communications, Inc. filed with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the “SEC Reports”):

•	Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2013;

•	Portions of the Charter Communications, Inc. Definitive Proxy Statement filed with the SEC on March 27, 2014 that are incorporated by reference into the Annual Report;

•	Charter Communications, Inc. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

•	Charter Communications, Inc. Current Reports on Form 8-K filed with the SEC on April 19, 2013 (with respect to Exhibits 99.1 and 99.2 only), January 14, 2014, January 21, 2014, January 22, 2014, February 11, 2014, April 28, 2014 (with respect to Items 1.01 and 8.01), May 9, 2014, July 25, 2014, September 18, 2014, October 14, 2014 and October 29, 2014 (with respect to Item 8.01 and Exhibits 99.1-99.6) (in each case excluding any information furnished but not filed); and

•	Charter Communications, Inc. Current Report on Form 8-K/A filed with the SEC on September 6, 2013 (with respect to Exhibit 99.3 only).

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

Attention: Investor Relations

Telephone: (203) 905-7801

In reliance on Rule 12h-5 under the Exchange Act, the Issuer does not intend to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the Issuer relies on Rule 12h-5, certain financial information pertaining to the Issuer will be included in the financial statements of Charter Communications, Inc. filed with the SEC pursuant to the Exchange Act.

S-iv

CERTAIN DEFINITIONS

When used in this prospectus supplement (other than the section “Description of Notes”), the following capitalized terms have the meanings set forth below:

“Adjusted EBITDA” has the meaning set forth in note (a) under “Summary Historical and Pro Forma Consolidated Financial and Operating Data.”

“Agreement” means the binding definitive agreement, dated April 25, 2014, between Charter and Comcast Corporation.

“Bresnan” means Bresnan Broadband Holdings, LLC and its subsidiaries.

“CCH II” means collectively, CCH II, LLC, a Delaware limited liability company, and CCH II Capital Corp., a Delaware corporation.

“Charter” means Charter Communications, Inc., a Delaware corporation, the guarantor of the Notes.

“Charter Holdco” means Charter Communications Holding Company, LLC, a Delaware limited liability company.

“Charter Operating” means Charter Communications Operating, LLC, a Delaware limited liability company.

“Charter Operating Entities” means collectively, Charter Operating and Charter Communications Operating Capital Corp., a Delaware corporation.

“Comcast” means Comcast Corporation, a Pennsylvania corporation.

“Free Cash Flow” means net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

“GAAP” means accounting principles generally accepted in the United States.

“Issuer” means (i) prior to the Escrow Release, Safari II and (ii) from and after the Escrow Release, collectively, CCO Holdings and CCO Holdings Capital.

“Notes” means the 2022 Notes and the 2024 Notes.

“Transactions” means (1) the asset purchase, (2) the asset exchange and (3) the contribution and spin-off transaction, in each case, contemplated by the Agreement as described more fully in “Prospectus Supplement Summary—Transactions with Comcast.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains a general discussion of our business, this offering and our summary financial information. It does not contain all the information that you should consider before making your investment decision. For a more complete understanding of this offering, you should read this entire prospectus supplement, the information incorporated by reference herein and the related documents to which we refer.

Safari II and CCO Holdings are direct subsidiaries of CCH II, which is an indirect subsidiary of Charter. Safari II is a company with no operations and no subsidiaries of its own. CCO Holdings is a holding company with no operations of its own. CCO Holdings Capital is a wholly owned subsidiary of CCO Holdings. CCO Holdings Capital is a company with no operations and no subsidiaries of its own. CCO Holdings and its direct and indirect subsidiaries, as well as CCO Holdings Capital, are managed by Charter. For a chart showing our ownership structure, see page S-6.

Unless otherwise stated, the discussion in this prospectus supplement of our business and operations includes the business of Charter and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of June 30, 2014.

The terms “we,” “us” and “our,” as used in this prospectus supplement, refer to Charter and its direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant with approximately 12.8 million estimated passings, with 97% at 550 megahertz (“MHz”) or greater and 98% of plant miles two-way active. A national Internet Protocol (“IP”) infrastructure interconnects Charter’s markets.

As of June 30, 2014, we served approximately 6.1 million residential and commercial customers. We sell our video, Internet and voice services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 97% of our passings, and approximately 62% of our customers subscribe to a bundle of services.

We served approximately 4.2 million residential video customers as of June 30, 2014, and approximately 96% of our video customers subscribed to digital video service. Digital video enables our customers to access advanced video services such as high definition (“HD”) television, Charter OnDemand™ (“OnDemand”) video programming, an interactive program guide and digital video recorder (“DVR”) service. We initiated our all-digital initiative in 2013 in a number of our markets. We expect to complete our all-digital rollout by the end of 2014. Once a market is all-digital, we will offer over 200 HD channels and faster Internet speeds in these areas.

We also served approximately 4.6 million residential Internet customers as of June 30, 2014. Our Internet service is available in a variety of download speeds up to 100 megabits per second (“Mbps”) and upload speeds of up to 5 Mbps. Approximately 82% of our Internet customers have at least 30 Mbps download speed which currently is the minimum speed we offer.

We provided voice service to approximately 2.4 million residential customers as of June 30, 2014. Our voice services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus other features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business and carrier organizations, such as video entertainment services, Internet access, business telephone services, data networking and fiber connectivity to cellular towers and office buildings. As of June 30, 2014, we served approximately 600,000 commercial primary service units, primarily small- and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

For the six months ended June 30, 2014, we generated approximately $4.5 billion in revenue, of which approximately 84% was generated from our residential video, Internet and voice services. For the year ended December 31, 2013, we generated approximately $8.2 billion in revenue, of which approximately 84% was generated from our residential video, Internet and voice services. We also generated revenue from providing video, Internet, voice and fiber connectivity services to commercial businesses and from the sale of advertising. Excluding the impact of the acquisition of Bresnan which added $276 million and $270 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, sales from residential video and Internet customers and from commercial business customers have contributed to the majority of our recent revenue growth.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expense that we incur on our debt, depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, amortization expenses related to our customer relationship intangibles and non-cash taxes resulting from increases in our deferred tax liabilities.

Our Corporate Information

Charter was organized as a Delaware corporation in 1999. Our principal executive offices are located at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901. Our telephone number is (203) 905-7801, and we have a website accessible at www.charter.com. Our Annual Reports, Quarterly Reports and Current Reports on Form 8-K, and all amendments thereto, are available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus.

Transactions with Comcast

On April 25, 2014, we entered into the Agreement with Comcast, which contemplates the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a contribution and spin-off transaction as described in more detail below. The Transactions are expected to be consummated substantially contemporaneously with each other and will be consummated as promptly as practicable following the merger of a subsidiary of Comcast with Time Warner Cable Inc. (“TWC”) as previously announced by Comcast and TWC and only if such merger occurs. The completion of the Transactions will result in Charter acquiring approximately a net 1.4 million1 existing TWC residential and commercial video customers. The cash consideration for the assets acquired and transaction expenses will be financed with new indebtedness of Charter and is currently estimated at approximately $8.0 billion in aggregate principal amount.

Asset Purchase

At closing, we will acquire from Comcast certain systems currently owned by TWC serving approximately 1.5 million1 video customers and all other assets and liabilities primarily related to such systems for cash consideration (the “Asset Purchase”). We will make payments to Comcast in respect of the tax benefit of the step-up we receive in the tax basis of the assets. Such tax benefit to Charter will be paid as realized by Charter over an eight-year period, and an additional payment will be made at the end of such eight-year period in the amount of any remaining tax benefit (on a present value basis) not previously realized by Charter.

Asset Exchange

At closing, we and Comcast will exchange certain systems serving approximately 1.5 million1 TWC video customers and approximately 1.6 million1 Charter video customers and all other assets and liabilities primarily related to such systems (the “Asset Exchange”). Most tax gains associated with the Asset Exchange are expected to be offset by Charter’s existing net operating losses.

Contribution and Spin-Off Transaction

CCH I, LLC (“CCH I”), a current indirect subsidiary of Charter, will be reorganized to be a direct subsidiary of Charter. CCH I will then form a new subsidiary that will merge with Charter through a tax-free reorganization and become the new holding company (“New Charter”) that will own 100% of Charter and indirectly Charter Holdco. New Charter will then acquire an approximate 33% stake in a new publicly-traded cable provider to be spun-off by Comcast (the “Spin-Off”) serving approximately 2.5 million1 existing Comcast video customers. The cable systems will be contributed to Midwest Cable, Inc., which, upon consummation of the Transactions, is expected to change its name to GreatLand Connections, Inc. (“GreatLand Connections”). New Charter will acquire its interest in GreatLand Connections by issuing New Charter stock to Comcast shareholders (including former TWC shareholders) as a result of a merger of a wholly owned subsidiary of New Charter with and into GreatLand Connections (the “Merger”). Comcast shareholders, including the former TWC shareholders, are expected to own approximately 67% of GreatLand Connections, while New Charter is expected to directly own approximately 33% of GreatLand Connections. GreatLand Connections expects to incur leverage of approximately 5 times its estimated pro forma 2014 EBITDA (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing) to fund a distribution to Comcast and issue notes to Comcast prior to the Spin-Off. Additionally, we will provide certain services to GreatLand Connections, and we will be reimbursed the actual economic costs of such services, in addition to a quarterly fee of 4.25% of GreatLand Connections’ quarterly gross revenues. At closing, GreatLand Connections will have a board of nine directors, separated into three classes, and will include three directors designated by Charter. Comcast will hold no ownership interest in GreatLand Connections (or New Charter) and will have no role in managing GreatLand Connections.

The Asset Purchase, Asset Exchange and the acquisition of interests in GreatLand Connections will be valued at a 7.125 times 2014 EBITDA multiple (as defined in the Agreement), subject to certain post-closing adjustments.

For more information about the Transactions, see our Current Report on Form 8-K, including the exhibits referenced therein, filed with the SEC on April 28, 2014.

Financing Transactions

On July 24, 2014, Charter Operating, an indirect subsidiary of Charter, received a commitment from Goldman Sachs Bank USA, Bank of America, N.A., Credit Suisse AG and Deutsche Bank AG New York Branch to provide incremental senior secured term loan facilities totaling up to $8.4 billion and a senior secured incremental revolving facility equal to $500 million under Charter Operating’s Amended and Restated Credit

[1]	Charter, TWC and GreatLand Connections customer counts are based on respective Charter, TWC and Comcast reporting methodologies, where there may be small definitional differences.

Agreement dated April 11, 2012, as further amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”). The proceeds from the incremental facilities will be used by us to fund the purchase of certain assets pursuant to the Agreement with Comcast. The amount of the commitments for incremental term loan facilities was reduced by $3.5 billion upon funding of the Term G Loan referred to below and will be further reduced by $3.5 billion at the closing of this offering. $1.0 billion of the up to $8.4 billion in Charter Operating incremental term loan facilities has been committed, but not issued. Based on current estimates of consideration for assets acquired and transaction expenses, we expect to use approximately $8.0 billion of the initial commitment.

Term G Loan Incremental Activation Notice

On September 12, 2014, Charter Operating executed a Term G Loan Incremental Activation Notice (the “Notice”) under its Credit Agreement. The Notice established a new tranche of Term G Loan commitments (the “Term G Loan”) in an aggregate principal amount of $3.5 billion that was fully drawn on September 12, 2014. The Term G Loan forms a portion of the incremental facilities commitments described above. As described in more detail under “Escrow Credit Agreement” below, Charter Operating assigned all of its obligations with respect to the Term G Loan and transferred all of the proceeds from the Term G Loan to a newly-created subsidiary, CCO Safari, LLC (“CCO Safari”), which is considered a Non-Recourse Subsidiary under and as defined in the Credit Agreement, and CCO Safari placed the funds in escrow pending the closing of the Transactions, at which time, subject to certain conditions, Charter Operating will re-assume the obligations in respect of the Term G Loan under the Credit Agreement.

The maturity date of the Term G Loan is September 12, 2021. The Term G Loan will bear interest at a per annum rate equal to the Eurodollar Rate (as defined in the Credit Agreement), plus 3.50%, with a floor of 0.75% (or, at our option, the Base Rate (as defined in the Credit Agreement), plus 2.50%, with a floor of 1.75%).

Amendment No. 4 to Credit Agreement

On September 12, 2014, Charter Operating also entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement. The Amendment, among other things, amended the Credit Agreement to permit a Non-Recourse Subsidiary of Charter Operating to assume all obligations of Charter Operating with respect to the Term G Loan and any future incremental term loans with the consent of the lenders holding such loans and to release the collateral consisting of equity interests provided by Charter Operating’s immediate parent company, CCO Holdings, under the Guarantee and Collateral Agreement that supports the Credit Agreement.

Escrow Credit Agreement

In connection with the Notice and the Amendment, on September 12, 2014, CCO Safari assumed all obligations of Charter Operating under the Term G Loan pursuant to the Escrow Credit Agreement between CCO Safari, as borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Escrow Credit Agreement”). As required by the Escrow Credit Agreement, CCO Safari, Bank of America, N.A., and U.S. Bank National Association, as escrow agent, entered into the Escrow Agreement dated September 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Escrow Agreement”). Pursuant to the Escrow Agreement, CCO Safari is required to maintain an escrow account over which the administrative agent has a perfected first priority security interest on behalf of the lenders party to the Escrow Credit Agreement. The Escrow Credit Agreement, among other things, contains limited negative covenants prohibiting CCO Safari from engaging in any material activities other than performing its obligations under the Escrow Credit Agreement and Escrow Agreement or otherwise issuing other indebtedness pursuant to escrow arrangements similar to the Escrow Credit Agreement and Escrow Agreement.

For more information about the Term G Loan, see our Current Report on Form 8-K, including the exhibits referenced therein, filed with the SEC on September 18, 2014.

Acquisition of Bresnan

In July 2013, Charter and Charter Operating acquired Bresnan from a wholly owned subsidiary of Cablevision Systems Corporation, for $1.625 billion in cash, subject to a working capital adjustment and a reduction for certain funded indebtedness of Bresnan. Bresnan manages cable operating systems in Colorado, Montana, Wyoming and Utah that pass approximately 670,000 homes and serve approximately 375,000 residential and commercial customer relationships.

Recent Developments

As of and for the three months ended September 30, 2014, we announced the following preliminary unaudited financial and operating results: (i) revenues of $2.3 billion grew 8.0% as compared to the prior-year period, led by residential revenue growth of 6.7% and commercial revenue growth of 17.7%; (ii) Adjusted EBITDA grew by 7.0% year-over-year; (iii) net loss totaled $53 million, an improvement compared to a $70 million net loss in the prior-year period; (iv) total residential customer relationships grew by 4.9% over the last twelve months, with revenue per customer growth of 2.0% as compared to the prior-year period; (v) residential customer relationships increased 68,000 as compared to 46,000 during the prior-year period and (vi) residential primary service units increased 114,000 as compared to 100,000 during the prior-year period, including continued improvement in year-over-year Internet and video customer trends. As of the end of the third quarter of 2014, we had completed over 80% of our all-digital initiative, having deployed over 2 million set top boxes since the start of our all-digital transition in 2013. We remain on schedule to complete our all-digital initiative by year-end 2014. These financial and operating results are preliminary and subject to the completion of our financial and accounting procedures.

The preliminary financial information as of and for the three months ended September 30, 2014 above contains certain non-GAAP financial measures that we use to evaluate various aspects of our business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income (loss) reported in accordance with GAAP. This term, as defined by us, may not be comparable to similarly titled measures used by other companies. Management and our board of directors use Adjusted EBITDA to evaluate our business because they believe it provides information useful to investors in assessing our performance and our ability to service our debt, fund operations and make additional investments with internally generated funds. See note (a) under “—Summary Historical and Pro Forma Consolidated Financial and Operating Data” for a more detailed discussion of our presentation of Adjusted EBITDA.

Legal Entity Structure

The chart below sets forth our entity structure and that of our direct and indirect parent companies and subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership percentages shown below are approximations and do not give effect to any exercise of then outstanding warrants. Unless otherwise noted, indebtedness amounts shown below are principal amounts as of June 30, 2014.

..

(1)	Safari II, the issuer of the Notes offered hereby, will upon consummation of the Transactions described under “—Transactions with Comcast” merge into CCO Holdings.

(2)	CCO Holdings:
7.250%	senior notes due 2017 ($1.0 billion principal amount outstanding)
7.000%	senior notes due 2019 ($1.4 billion principal amount outstanding)
8.125%	senior notes due 2020 ($700 million principal amount outstanding)
7.375%	senior notes due 2020 ($750 million principal amount outstanding)
5.250%	senior notes due 2021 ($500 million principal amount outstanding)
6.500%	senior notes due 2021 ($1.5 billion principal amount outstanding)
6.625%	senior notes due 2022 ($750 million principal amount outstanding)
5.250%	senior notes due 2022 ($1.25 billion principal amount outstanding)
5.125%	senior notes due 2023 ($1.0 billion principal amount outstanding)
5.750%	senior notes due 2023 ($500 million principal amount outstanding)
5.750%	senior notes due 2024 ($1.0 billion principal amount outstanding)

CCOHoldings credit facility ($350 million principal amount outstanding)—In July 2014, the CCO Holdings credit facility was repaid from borrowings under the Charter Operating credit facilities.

Guarantee: The senior notes are guaranteed on a senior unsecured basis by Charter.

(3)	Charter Operating:

Charter Operating credit facility (approximately $3.4 billion principal amount outstanding).

Guarantee: The Charter Operating credit facility is guaranteed by CCO Holdings and certain subsidiaries of Charter Operating.

Security Interest: The Charter Operating credit facilities are secured by a first-priority lien on substantially all of the assets of Charter Operating and its subsidiaries.

(4)	CCO Safari:

On September 12, 2014, CCO Safari assumed all obligations of Charter Operating under the Term G Loan as further described above in “—Financing Transactions” ($3.5 billion principal amount outstanding). CCO Safari is an “unrestricted subsidiary” under the indentures governing the senior notes of CCO Holdings listed in note (2) above and therefore not subject to the covenants therein. In connection with the consummation of the Transactions described under “—Transactions with Comcast,” subject to certain conditions, Charter Operating will re-assume the obligations in respect of the Term G Loan under the Credit Agreement.

The Offering

The summary below describes the principal terms of the offering and the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of Notes” for a more detailed description of the offering and the Notes.

Issuer	CCOH Safari, LLC and, following the Escrow Release, CCO Holdings and CCO Holdings Capital.

Notes Offered	$1,500,000,000 aggregate principal amount of 5.500% Senior Notes due 2022 and $2,000,000,000 aggregate principal amount of 5.750% Senior Notes due 2024.

Maturity	The 2022 Notes will mature on December 1, 2022, and the 2024 Notes will mature on December 1, 2024.

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2014.

Escrow of Proceeds; Special Mandatory Redemption	Upon consummation of the offering of the Notes, we will enter into an escrow agreement (the “Escrow Agreement”) with The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), and U.S. Bank National Association, as escrow agent (in such capacity, the “Escrow Agent”), pursuant to which we will deposit into an escrow account the gross proceeds from the offering plus an amount sufficient to fund a special mandatory redemption of the Notes (as described below) as though such special mandatory redemption were to occur on the first scheduled interest payment date for the Notes. No later than the First Additional Deposit Date and the Second Additional Deposit Date, we will be required to deposit an Additional Deposit Amount that, together with the amounts then on deposit in the escrow account, will be sufficient to (i) in the case of the First Additional Deposit Date, pay all scheduled interest payments through and including June 1, 2015 and (ii) without duplication, fund a special mandatory redemption on (x) in the case of the First Additional Deposit Date, June 1, 2015 and (y) in the case of the Second Additional Deposit Date, the fourth business day after November 5, 2015. Prior to the consummation of the Transactions, the Notes will be secured by a first-priority security interest in the escrow account and all deposits and investment property therein. The Escrow Release will be subject to the satisfaction of certain conditions, including the closing of the Transactions. If the Transactions are not consummated on or prior to November 5, 2015 or if we notify the Trustee and the Escrow Agent in writing that the Transactions have been terminated in accordance with their respective terms or upon the occurrence of certain other events, the Notes will be subject to a special mandatory redemption. The special mandatory redemption price will be equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest from the issue date of the Notes, up to, but not including, the date of such special mandatory redemption. See “Description of Notes—Special Mandatory Redemption.”

Ranking	Prior to the Escrow Release, the Notes will not be recourse to CCO Holdings or CCO Holdings Capital. Following the Escrow Release, the Notes will be:

•	the general unsecured obligations of the Issuer;

•	effectively subordinated in right of payment to any future secured debt of the Issuer, to the extent of the value of the assets securing such debt;

•	equal in right of payment to each other and to our existing senior notes and any future unsubordinated, unsecured debt of the Issuer;

•	senior in right of payment to any future subordinated debt of the Issuer;

•	structurally subordinated to all debt and other liabilities (including trade payables) of CCO Holdings’ subsidiaries, including indebtedness under the Charter Operating credit facilities; and

•	guaranteed on a senior unsecured basis by Charter (which guarantee is structurally junior to all debt and liabilities of all of Charter’s subsidiaries).

As of June 30, 2014, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries, on a pro forma as adjusted basis, would have totaled approximately $22.4 billion, and the Notes would have been structurally subordinated to approximately $9.0 billion of this amount. As of June 30, 2014, on a pro forma as adjusted basis, CCO Holdings’ subsidiary would have had approximately an additional $1.7 billion available for future borrowings under senior secured credit facilities, which would be structurally senior in right of payment to the Notes.

Guarantees	Charter will unconditionally guarantee the Notes on a senior unsecured basis. If the Issuer cannot make payments on the Notes, Charter must make them.

Optional Redemption	From and after the Escrow Release, the Notes of each series may be redeemed in whole or in part at our option from time to time as described in the section “Description of Notes—Optional Redemption.”

At any time following the Escrow Release and prior to December 1, 2017, the Issuer may redeem up to 40% of the 2022 Notes from the proceeds of one or more equity offerings at a price equal to 105.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, and at any time following the Escrow Release and prior to December 1, 2017, the Issuer may redeem up to 40% of the 2024 Notes from the proceeds of one or more equity offerings at a price equal to 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 60% of the original aggregate principal amount of Notes of the applicable series (including any additional Notes of such series) issued remains outstanding after such redemption.

Restrictive Covenants	Following the Escrow Release, the indenture governing the Notes will, among other things, restrict the Issuer’s ability and the ability of certain of its subsidiaries to:

•	pay dividends on stock or repurchase stock;

•	make investments;

•	borrow money;

•	grant liens;

•	sell all or substantially all of our assets or merge with or into other companies;

•	use the proceeds from sales of assets and subsidiaries’ stock;

•	in the case of our restricted subsidiaries, create or permit to exist dividend or payment restrictions; and

•	engage in certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Certain Covenants,” including provisions allowing CCO Holdings and certain of its subsidiaries, as long as the leverage ratio of CCO Holdings and certain of its subsidiaries is below 6.0 to 1.0, to make investments, including designating restricted subsidiaries as unrestricted subsidiaries or making investments in unrestricted subsidiaries. Subject to certain exceptions and limitations, CCO Holdings is also permitted under these covenants to provide funds to its parent companies to pay interest on, or retire or repurchase, their debt obligations.

If the Notes become rated investment grade by two of the following: Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Ratings, and certain other conditions are met, many of the restrictive covenants contained in the indenture governing the Notes will be permanently terminated. There can be no assurance that the Notes will ever be rated investment grade, or that, if they are rated investment grade, the Notes will maintain these ratings. See “Description of Notes—Certain Covenants.”

Change of Control	Following a Change of Control Triggering Event, as defined in “Description of Notes—Repurchase at the Option of Holders—Change of Control,” the Issuer will be required to offer to purchase all of the Notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase thereof.

Absence of Market for the Notes	Prior to this offering, there was no existing market for any series of the Notes. We do not intend to apply for any series of the Notes to be listed on any securities exchange or to arrange for any quotation system to quote them.

If the underwriters make a market in the Notes they may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid markets will develop for the Notes.

Use of Proceeds	We intend to use the proceeds of this offering, together with the new borrowings under the Charter Operating credit facility, to fund the Transactions, to pay related fees and expenses and for general corporate purposes. See “Use of Proceeds.”

You should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the information under “Risk Factors” for a discussion of risks associated with an investment in the Issuer and the Notes.

For more complete information about the Notes, see “Description of Notes.”

Summary Historical and Pro Forma Consolidated Financial and Operating Data

The following table presents summary financial and other data for Charter and its subsidiaries. The summary consolidated financial data has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for the years ended December 31, 2011, 2012 and 2013 contained in our Annual Report on Form 10-K filed on February 21, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus; and (ii) the unaudited condensed consolidated financial statements of Charter and its subsidiaries for the six months ended June 30, 2013 and 2014 contained in our Quarterly Report on Form 10-Q filed on July 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial data should be read in conjunction with the consolidated financial statements (described above) and the related notes. The summary operating data is not derived from the audited consolidated financial statements.

The unaudited pro forma statement of operations data for the year ended December 31, 2013 and the six months ended June 30, 2014 are presented as if the Transactions had occurred on January 1, 2013, the beginning of the earliest period presented. The unaudited pro forma balance sheet data is presented as if the Transactions had occurred as of June 30, 2014. The accompanying unaudited pro forma financial information is intended to reflect the impacts of the Transactions on Charter’s consolidated financial statements and presents the unaudited pro forma statement of operations data and unaudited pro forma balance sheet data of Charter based on the historical financial statements and accounting records of Charter, Bresnan, the TWC acquired cable systems, GreatLand Connections and related pro forma adjustments. Refer to our Current Report on Form 8-K filed on October 29, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for the unaudited pro forma financial statements.

The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that we believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Transactions occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

The unaudited pro forma financial information does not reflect any reclassifications or adjustments to conform the TWC acquired cable systems’ financial statement presentation or accounting policies to those adopted by Charter, as no such adjustments have been identified that would have a material effect on the unaudited pro forma financial information. At this time, we are not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company.

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration activities, because management has not completed the process of making those assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The pro forma statement of operations data do not include any revenue or expense synergies or dis-synergies resulting from the Transactions, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. The pro forma statement of operations data also do not include an estimated $220 million of non-recurring costs directly attributable to the Transactions, such as escrow interest, investment banking fees and legal fees.

The pro forma financial statements incorporated by reference into this prospectus supplement and certain other information contained in or incorporated by reference herein have been based on significant assumptions and estimates, including as to future financial performance of Charter, the cable systems subject to the Asset Purchase, the cable systems subject to the Asset Exchange and the cable systems to be contributed to GreatLand Connections. In particular, the pro forma financial statements incorporated by reference in this prospectus supplement include assumptions as to full year 2014 EBITDA growth rates of the Charter cable systems and the TWC cable systems and full year 2014 cable revenue growth rates for the Comcast cable systems that are based on Wall Street research consensus estimates available to Charter as of October 13, 2014. Although we believe that the assumptions used in preparing the pro forma financial statements are reasonable, estimates and projections as to future performance are subject to inherent uncertainties, including those referred to above under “—Cautionary Statement Regarding Forward-Looking Statements,” and we caution you that you should not place undue reliance on information based on these estimates or any other assumed future financial performance. The assumed future subscriber growth rates, macroeconomic conditions, consumer tastes, service offerings, programming costs and other factors underlying the consensus growth rates of Wall Street research analysts may prove to be different from actual results and such differences may be material. Additionally, research analysts frequently update their estimates throughout the year based on earnings releases and other events.

	Historical For the Years Ended December 31,			Historical For the Six Months Ended June 30,		Pro Forma For the Year Ended December 31, 2013(a)	Pro Forma For the Six Months Ended June 30, 2014(a)
	2011	2012	2013	2013	2014
	(in millions, except share and per share information)
Statement of Operations Data:
Video	$3,639	$3,639	$4,030	$1,944	$2,200	$5,430	$2,707
Internet	1,708	1,866	2,186	1,021	1,254	2,787	1,515
Voice	858	828	644	329	295	960	449
Commercial	544	658	822	372	478	1,076	605
Advertising Sales	292	334	291	133	147	411	200
Other	163	179	182	90	87	335	171

Total revenues	7,204	7,504	8,155	3,889	4,461	10,999	5,647

Costs and Expenses:
Operating costs and expenses (excluding depreciation and amortization)	4,564	4,860	5,345	2,553	2,926	6,808	3,498
Shared asset charge	—	—	—	—	—	67	40
Depreciation and amortization	1,592	1,713	1,854	861	1,033	2,260	1,151
Other operating expenses, net	12	16	47	19	26	45	35

Total costs and expenses	6,168	6,589	7,246	3,433	3,985	9,180	4,724

Income from operations	1,036	915	909	456	476	1,819	923
Interest expense, net	(963)	(907)	(846)	(421)	(421)	(1,253)	(613)
Equity in income of investee, net	—	—	—	—	—	14	16
Loss on extinguishment of debt	(143)	(55)	(123)	(123)	—	(123)	—
Gain (loss) on derivative instruments, net	—	—	11	17	(8)	11	(8)

Income (loss) before income taxes	(70)	(47)	(49)	(71)	47	468	318
Income tax expense	(299)	(257)	(120)	(67)	(129)	(278)	(195)

Net income (loss)	$(369)	$(304)	$(169)	$(138)	$(82)	$190	$123

Earnings (loss) per common share, basic	$(3.39)	$(3.05)	$(1.65)	$(1.37)	$(0.77)	$1.68	$1.04

Earnings (loss) per common share, diluted	$(3.39)	$(3.05)	$(1.65)	$(1.37)	$(0.77)	$1.66	$1.03

Weighted average common shares outstanding, basic	108,948,554	99,657,989	101,934,630	100,464,808	107,211,813	113,192,041	118,469,224

Weighted average common shares outstanding, diluted	108,948,554	99,657,989	101,934,630	100,464,808	107,211,813	114,695,080	119,922,882

	Historical For the Years Ended December 31,			Historical For the Six Months Ended June 30,		Pro Forma For the Year Ended December 31, 2013	Pro Forma For the Six Months Ended June 30, 2014
	2011	2012	2013	2013	2014
	(Dollars in millions)
Other Financial Data:
Cash flows from operating activities	$1,737	$1,876	$2,158	$1,025	$1,209
Cash flows from investing activities	$(1,366)	$(1,737)	$(2,443)	$(846)	$(1,066)
Cash flows from financing activities	$(373)	$(134)	$299	$(142)	$(155)
Adjusted EBITDA(b)	$2,675	$2,694	$2,858	$1,362	$1,562	$4,249	$2,181
Capital expenditures	$1,311	$1,745	$1,825	$834	$1,109
Ratio of earnings to fixed charges(c)	N/A	N/A	N/A	N/A	1.11
Deficiency of earnings to cover fixed charges(c)	$70	$47	$49	$71	$—

	Historical For the Years Ended December 31,			Historical For the Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(in thousands)
Operating Data (end of period):
Residential
Video(d)	4,144	3,989	4,177	3,917	4,166
Internet(e)	3,492	3,785	4,383	3,924	4,568
Voice(f)	1,791	1,914	2,273	2,019	2,360

Residential PSUs(g)	9,427	9,688	10,833	9,860	11,094

Commercial

Video(d)(h)	170	169	165	156	154
Internet(e)	163	193	257	214	282
Voice(f)	79	105	145	119	164

Commercial PSUs(g)	412	467	567	489	600

	Historical December 31, 2013	Historical June 30, 2014	Pro Forma June 30, 2014(a)
	(in millions)
Balance Sheet Data (end of period):
Investment in cable properties	$16,556	$16,621	$30,600
Total assets	$17,295	$17,369	$33,558
Total debt	$14,181	$14,019	$22,002
Total shareholders’ equity	$151	$119	$5,439

(a)	The unaudited pro forma statement of operations data for the year ended December 31, 2013 and the six months ended June 30, 2014 have been adjusted to reflect additional interest expense as a result of completing the Notes offering and upsizing the Notes from $1.5 billion to $3.5 billion. Therefore, these results will differ from our Current Report on Form 8-K filed on October 29, 2014.

(b)	We use certain measures that are not defined by GAAP to evaluate various aspects of our business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income (loss) reported in accordance with GAAP. This term, as defined by us, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net income (loss) below.

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, shared asset charge, depreciation and amortization, stock compensation expense, equity in income of investee, net, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as special charges and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is used by management and Charter’s board of directors to evaluate the performance of our business. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of financing. Management evaluates these costs through other financial measures.

We believe that Adjusted EBITDA provides information useful to investors in assessing our performance and our ability to service our debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under our credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $151 million, $191 million and $201 million for the years ended December 31, 2011, 2012 and 2013, respectively, and $98 million and $122 million for the six months ended June 30, 2013 and 2014, respectively.

	Historical For the Years Ended December 31,			Historical For the Six Months Ended June 30,		Pro Forma For the Year Ended December 31, 2013(a)	Pro Forma For the Six Months Ended June 30, 2014(a)
	2011	2012	2013	2013	2014
	(in millions)
Net income (loss)	$(369)	$(304)	$(169)	$(138)	$(82)	$190	$123
Plus: Interest expense, net	963	907	846	421	421	1,253	613
Income tax expense	299	257	120	67	129	278	195
Shared asset charge	—	—	—	—	—	67	40
Depreciation and amortization	1,592	1,713	1,854	861	1,033	2,260	1,151
Stock compensation expense	35	50	48	26	27	58	32
Equity in income of investee, net	—	—	—	—	—	(14)	(16)
Loss on extinguishment of debt	143	55	123	123	—	123	—
(Gain) loss on derivative instruments, net	—	—	(11)	(17)	8	(11)	8
Other, net	12	16	47	19	26	45	35

Adjusted EBITDA	$2,675	$2,694	$2,858	$1,362	$1,562	$4,249	$2,181

(c)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.
(d)	“Video customers” represent those customers who subscribe to our video services.
(e)	“Internet customers” represent those customers who subscribe to our Internet services.
(f)	“Voice customers” represent those customers who subscribe to our voice services.
(g)	“Primary Service Units” or “PSUs” represent the total of video, Internet and voice customers.
(h)

Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 10,000 and 5,000 during the three months ended March 31, 2013 and 2014, respectively, due to published video rate increases and other revisions to customer reporting methodology.

RISK FACTORS

You should carefully consider the risk factors set forth below and incorporated by reference herein from Charter’s Annual Report, as well as the other information contained and incorporated by reference in this prospectus supplement before deciding whether to invest in the Notes. Any of the following risks and those in Charter’s Annual Report and other SEC Reports could materially and adversely affect our business, financial condition or results of operations. However, the risks described below and in Charter’s Annual Report and other SEC Reports are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, we may not be able to make payments of principal and interest on the Notes, and you may lose all or part of your original investment.

Risks Related to Our Indebtedness and the Notes

We have a significant amount of debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.

We have a significant amount of debt and may (subject to applicable restrictions in our debt instruments) incur additional debt in the future. As of June 30, 2014, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries, on a pro forma as adjusted basis, would have totaled approximately $22.4 billion.

Our significant amount of debt could have consequences, such as:

•	impact our ability to raise additional capital at reasonable rates, or at all;

•	make us vulnerable to interest rate increases, because approximately 31% of our borrowings as of June 30, 2014, on a pro forma as adjusted basis, were, and may continue to be, subject to variable rates of interest;

•	expose us to increased interest expense to the extent we refinance existing debt, particularly our bank debt, with higher cost debt;

•	require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for working capital, capital expenditures, and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;

•	place us at a disadvantage compared to our competitors that have proportionately less debt; and

•	adversely affect our relationship with customers and suppliers.

If current debt amounts increase, the related risks that we now face will intensify.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity.

Our credit facilities and the indentures governing our debt contain a number of significant covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations. These covenants restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	issue equity;

•	make certain investments or acquisitions;

•	pay dividends or make other distributions;

•	dispose of assets or merge;

•	enter into related party transactions; and

•	grant liens and pledge assets.

Additionally, the Charter Operating credit facilities require Charter Operating to comply with a maximum total leverage covenant and a maximum first lien leverage covenant. The breach of any covenants or obligations in our indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under the Charter Operating credit facilities and the secured lenders under the CCO Holdings credit facility could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors.

We depend on generating sufficient cash flow to fund our debt obligations, capital expenditures, and ongoing operations.

We are dependent on our cash on hand and cash flow from operations to fund our debt obligations, capital expenditures and ongoing operations.

Our ability to service our debt and to fund our planned capital expenditures and ongoing operations will depend on our ability to continue to generate cash flow and our access (by dividend or otherwise) to additional liquidity sources at the applicable obligor. Our ability to continue to generate cash flow is dependent on many factors, including:

•	our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, DSL providers and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including in connection with our plan to make our systems all-digital in 2014; and

•	the effects of governmental regulation on our business.

Some of these factors are beyond our control. If we are unable to generate sufficient cash flow or we are unable to access additional liquidity sources, we may not be able to service and repay our debt, operate our business, respond to competitive challenges, or fund our other liquidity and capital needs.

Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us and our subsidiaries that are debt issuers.

Our primary assets are our equity interests in our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to their debt issuer holding companies for payments on our notes or other obligations in the form of loans, distributions, or otherwise. Charter Operating’s ability to make distributions to us or CCO Holdings, our other primary debt issuer, to service debt obligations is subject to its compliance with the terms of its credit facilities, and restrictions under applicable law. Under the Delaware Limited Liability Company Act (the “Act”), our subsidiaries may only make distributions if the relevant entity has “surplus” as defined in the Act. Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent thereby. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

While we believe that our relevant subsidiaries currently have surplus and are not insolvent, these subsidiaries may become insolvent in the future. Our direct or indirect subsidiaries include the borrowers under the CCO Holdings credit facility and the borrowers and guarantors under the Charter Operating credit facilities. CCO Holdings is also an obligor under its senior notes. As of June 30, 2014, the total principal amount of debt and intercompany loans of CCO Holdings and its subsidiaries, on a pro forma as adjusted basis, would have totaled approximately $22.4 billion, and the Notes would have been structurally subordinated to approximately $9.0 billion, on a pro forma as adjusted basis. As of June 30, 2014, on a pro forma as adjusted basis, CCO Holdings’ subsidiary would have had approximately an additional $1.7 billion available for future borrowings under senior secured credit facilities, which would be structurally senior in right of payment to the Notes.

In the event of bankruptcy, liquidation, or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to its parent company as an equity holder or otherwise. In that event:

•	the lenders under CCO Holdings’ credit facility and Charter Operating’s credit facilities, whose interests are secured by substantially all of our operating assets, and all holders of other debt of CCO Holdings and Charter Operating, will have the right to be paid in full before us from any of our subsidiaries’ assets; and

•	CCH I, LLC, the holder of preferred membership interests in our subsidiary, CC VIII, LLC (“CC VIII”), would have a claim on a portion of CC VIII’s assets that may reduce the amounts available for repayment to holders of CCO Holdings’ outstanding notes.

All of our outstanding debt is subject to change of control provisions. We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.

We may not have the ability to raise the funds necessary to fulfill our obligations under our notes and our credit facilities following a change of control. Under the indentures governing our notes and the CCO Holdings credit facility, upon the occurrence of specified change of control events, CCO Holdings is required to offer to repurchase all of its outstanding notes and the debt under its credit facility. However, we may not have sufficient access to funds at the time of the change of control event to make the required repurchase of the applicable notes, and the debt under the CCO Holdings credit facility, and Charter Operating is limited in its ability to make distributions or other payments to CCO Holdings to fund any required repurchase. In addition, a change of control under the Charter Operating credit facilities would result in a default under those credit facilities. Because such credit facilities are obligations of Charter Operating, the credit facilities would have to be repaid before

Charter Operating’s assets could be available to CCO Holdings to repurchase their notes. Any failure to make or complete a change of control offer would place CCO Holdings in default under its notes and credit facility. The failure of our subsidiaries to make a change of control offer or repay the amounts accelerated under their notes and credit facilities would place them in default.

CCO Holdings and Charter are holding companies and will depend on subsidiaries to satisfy their obligations under the Notes and the guarantees, respectively.

As holding companies, CCO Holdings and Charter conduct substantially all of their operations through their indirect subsidiaries, which own substantially all of our consolidated assets. Consequently, the principal source of cash to pay the obligations of CCO Holdings under the Notes and obligations of Charter under the guarantees is the cash that our subsidiaries generate from their operations. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to enable CCO Holdings and/or Charter to make payments in respect of their obligations. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable state laws, regulatory limitations and terms of our debt instruments may limit the ability of CCO Holdings and/or Charter to obtain cash from our subsidiaries. While the indentures governing certain of our existing notes and the Notes limit the ability of our subsidiaries to restrict their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions, which may have the effect of significantly restricting the applicability of those limits. In the event CCO Holdings and/or Charter do not receive distributions from our subsidiaries, CCO Holdings may be unable to make required payments on its indebtedness and Charter may be unable to make any payments under its guarantees.

Following the Escrow Release, the Notes will be unsecured. Therefore, the secured creditors of the Issuer would have a prior claim, ahead of the Notes, on the assets of the Issuer.

Following the Escrow Release, the Notes will be unsecured. As a result, upon any distribution to the Issuer’s creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt, including the lenders under CCO Holdings’ senior secured credit facility, will be entitled to be paid in full from the assets securing that secured debt before any payment may be made with respect to the Notes. In addition, if we or CCO Holdings fails to meet payment or other obligations under the secured debt, the holders of that secured debt would be entitled to foreclose on the assets securing that secured debt and liquidate those assets. Accordingly, the Issuer may not have sufficient funds to pay amounts due on the Notes. As a result you may lose a portion of or the entire value of your investment in the Notes.

Many of the covenants in the indenture will permanently cease to apply if the Notes offered hereby are rated investment grade by any of the two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Ratings.

Many of the covenants in the indenture governing the Notes offered hereby will no longer apply if the Notes are rated investment grade by any two of S&P, Moody’s and Fitch Ratings at a time when no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. Termination of these covenants would allow us to engage in certain transactions that are not permitted while these covenants are in force. There can be no assurance that the Notes will ever be rated investment grade, or that, if they are rated investment grade, the Notes will maintain those ratings. See “Description of Notes—Certain Covenants.”

Changes in our credit rating could adversely affect the market price or liquidity of the Notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the Notes. A negative change in our ratings could have an adverse effect on the price of the Notes.

There is currently no public market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and value of the Notes.

Prior to this offering, there was no existing market for any series of the Notes. We do not intend to apply for listing of any series of the Notes on any securities exchange or for quotation of any series of the Notes on any automated dealer quotation system. A market may not develop for the Notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the Notes, the market price and liquidity of each series of the Notes may be adversely affected. If any series of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the Notes may be subject to disruptions that could have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on the Notes.

If we redeem the Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Notes, the trading prices of the Notes between the date of issuance and the consummation of the Transactions may not reflect the financial results of our business or macroeconomic factors and may be limited based on the special mandatory redemption price. You will have no rights under the special mandatory redemption provisions if the Transactions close, nor will you have any right to require us to repurchase your Notes if, between the closing of this offering and the closing of the Transactions, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Agreement change in any way that is not materially adverse to the holders of the Notes.

If a bankruptcy or reorganization case is commenced, bankruptcy laws may delay or prevent the escrow agent from releasing the Escrowed Funds.

If we or any of our subsidiaries commence a bankruptcy or reorganization case, or one is commenced against us, the applicable bankruptcy laws may delay or prevent the trustee under the indenture governing the Notes from foreclosing on, and the Escrow Agent from releasing, the Escrowed Funds. Under the applicable bankruptcy laws, secured creditors, such as the trustee on behalf of the holders of the Notes, are prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

The pro forma financial statements incorporated by reference into this prospectus supplement and certain other information contained in or incorporated by reference herein have been based on significant assumptions and estimates; actual results of operation for periods after full year 2014 could be materially different than the projected results.

The pro forma financial statements incorporated by reference into this prospectus supplement and certain other information contained in or incorporated by reference herein have been based on significant assumptions and estimates, including as to future financial performance of Charter, the cable systems subject to the Asset Purchase, the cable systems subject to the Asset Exchange and the cable systems to be contributed to GreatLand Connections. In particular, the pro forma financial statements incorporated by reference in this prospectus supplement include assumptions as to full year 2014 EBITDA growth rates of the Charter cable systems and the TWC cable systems and full year 2014 cable revenue growth rates for the Comcast cable systems that are based on Wall Street research consensus estimates available to Charter as of October 13, 2014. Although we believe that the assumptions used in preparing the pro forma financial statements are reasonable, estimates and projections as to future performance are subject to inherent uncertainties, including those referred to above under “—Cautionary Statement Regarding Forward-Looking Statements,” and we caution you that you should not place undue reliance on information based on these estimates or any other assumed future financial performance. The assumed future subscriber growth rates, macroeconomic conditions, consumer tastes, service offerings, programming costs and other factors underlying the consensus growth rates of Wall Street research analysts may prove to be different from actual results and such differences may be material. Additionally, research analysts frequently update their estimates throughout the year based on earnings releases and other events.

Risks Related to the Transactions

Completion of the Transactions is subject to many conditions and if these conditions are not satisfied or waived, the Transactions will not be completed.

Our obligation and the obligation of Comcast to complete the Transactions are subject to satisfaction or waiver of a number of conditions, including, among others:

•	completion of Comcast’s acquisition of TWC;

•	receipt of certain regulatory approvals for the Transactions, in most cases without the imposition of a burdensome condition;

•	approval by our stockholders;

•	receipt of opinions of counsel as to the tax-free nature of certain of the Transactions;

•	absence of injunction or legal impediment on any of the Transactions;

•	approval for the listing on a stock exchange of the shares of GreatLand Connections’ common stock to be issued in the Transactions;

•	effectiveness of a registration for New Charter shares to be issued in the Merger and approval for listing on NASDAQ of those shares;

•	accuracy of the representations and warranties with respect to each of the Transactions, subject to certain materiality thresholds;

•	performance of covenants with respect to each of the Transactions, subject to certain materiality thresholds;

•	with respect to our obligations, absence of a material adverse change with respect to the assets and liabilities transferred to GreatLand Connections and the assets transferred by Comcast to us, taken as a whole, and with respect to Comcast’s obligations, absence of a material adverse change with respect to the assets and liabilities transferred by us to Comcast and absence of a material adverse effect with respect to us, and also with respect to our obligations, absence of the assertion by our financing sources of a material adverse effect with respect to us; and

•	GreatLand Connections’ ability to incur indebtedness in an amount equal to at least 2.5 times its 2014 pro forma EBITDA of the GreatLand Connections’ cable systems.

There can be no assurance that the conditions to closing of the Transactions will be satisfied or waived or that the Transactions will be completed.

In order to complete the Transactions, we along with Comcast must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, completion of the Transactions may be jeopardized or the anticipated benefits of the Transactions could be reduced.

Completion of the Transactions is conditioned upon the expiration or early termination of the waiting periods relating to the Transactions under the Hart-Scott-Rodino Antitrust Improvement Act and the required governmental authorizations, including an order of the Federal Communications Commission, having been obtained and being in full force and effect. Although we and Comcast have agreed in the Agreement to use reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the Transactions or related transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of our business after completion of the Transactions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Transactions or imposing additional material costs on or materially limiting the revenues of the combined company following the Transactions, or otherwise adversely affect our business and results of operations after completion of the Transactions. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Transactions.

We have relied on publicly available information on the systems being acquired by Charter and by GreatLand Connections.

We have relied on publicly available information regarding the systems being acquired by Charter and by GreatLand Connections as we are in the early stages of due diligence. The transaction terms accordingly provide for assumption by Charter and by GreatLand Connections of only those liabilities that are primarily related to the systems acquired by each of them respectively, and for valuation terms that will depend on actual Carveout 2014 EBITDA produced by such systems, including true-up adjustment payments related to EBITDA and, in some cases, working capital. However, it is possible that significant liabilities, present, future or contingent, may be assumed by Charter or GreatLand Connections that are not fully reflected in the valuation terms, and accordingly could have a material adverse effect on Charter and/or its investment in GreatLand Connections. Similarly, it is possible that certain assets required to operate the systems acquired by GreatLand Connections and/or Charter, such as licenses, technologies and/or employees, may not be transferred in the Transactions, requiring GreatLand Connections and/or Charter to incur additional costs and invest additional resources to procure such assets and/or hire employees with expertise in the transferred business, which may adversely affect Charter’s ability to realize the anticipated benefits of the Transactions.

The integration of the business acquired in the Transactions with the businesses we operated prior to the Transactions may not be successful or the anticipated benefits from the Transactions may not be realized.

After consummation of the Transactions, we will have significantly more systems, assets, investments, businesses, customers and employees than we did prior to the Transactions. The process of integrating these assets with the businesses we operated prior to the Transactions will require us to expend significant capital and significantly expand the scope of our operations and operating and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of the acquired assets with our pre-Transactions operations. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of the acquired assets while carrying on the ongoing operations of the businesses we operated prior to the Transactions;

•	integrating information, purchasing, provisioning, accounting, finance, sales, billing, payroll, reporting and regulatory compliance systems;

•	integrating and unifying the product offerings and services available to customers, including customer premise equipment and video user interfaces;

•	managing a significantly larger company than before consummation of the Transactions;

•	integrating separate business cultures;

•	attracting and retaining the necessary personnel associated with the acquired assets; and

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	the impact on our business of providing services to GreatLand Connections which will also face the foregoing difficulties.

Charter and Comcast have agreed to provide each other with transition services in connection with the transferred systems and relevant assets. Providing such services could divert management attention and result in additional costs, particularly as Charter starts up infrastructure and staff to take over transitional services and provides transition services to Comcast for former Charter systems. In addition, the inability to procure such services on reasonable terms or at all could negatively impact our expected results of operations.

There is no assurance that the assets acquired in the Transactions will be successfully or cost-effectively integrated into the businesses we operated prior to the Transactions. The process of integrating the acquired assets into our pre-Transactions operations may cause an interruption of, or loss of momentum in, the activities of our business. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and our liquidity, results of operations and financial condition may be materially adversely impacted.

Even if we are able to successfully integrate the new assets, it may not be possible to realize the benefits that are expected to result from the Transactions, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. Programming dis-synergies could also be larger than expected. If we fail to realize the benefits we anticipate from the acquisition, our liquidity, results of operations or financial condition may be adversely affected.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our operating results.

We continuously evaluate and pursue small and large acquisitions and strategic investments in businesses, products or technologies that we believe could complement or expand our business or otherwise offer growth or cost-saving opportunities. From time to time, including in the near term, we may enter into letters of intent with companies with which we are negotiating for potential acquisitions or investments, or as to which we are conducting due diligence. An investment in, or acquisition of, complementary businesses, products or technologies in the future could materially decrease the amount of our available cash or require us to seek additional equity or debt financing. We may not be successful in negotiating the terms of any potential acquisition, conducting thorough due diligence, financing the acquisition or effectively integrating the acquired business, product or technology into our existing business and operations. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices, or employee or customer issues.

Additionally, in connection with any acquisitions we complete, we may not achieve the growth, synergies or other benefits we expected to achieve, and we may incur write-downs, impairment charges or unforeseen liabilities that could negatively affect our operating results or financial position or could otherwise harm our business. Further, contemplating or completing an acquisition and integrating an acquired business, product or technology, individually or across multiple opportunities, could divert management and employee time and resources from other matters.

Failure to complete the Transactions could negatively impact our stock price and our future business and financial results.

If the Transactions are not completed for any reason, including as a result of our stockholders failing to approve the necessary proposals, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Transactions, we would be subject to a number of risks:

•	We may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	We may experience negative reactions from our customers, regulators and employees;

•	We may be required to pay certain costs relating to the Transactions, whether or not the Transactions are completed;

•	The Agreement places certain restrictions on the conduct of our business with respect to our assets being transferred to Comcast prior to completion of the Transactions. Such restrictions, the waiver of which is subject to the consent of the other party (in certain cases, not to be unreasonably withheld, conditioned or delayed), may prevent us from taking certain specified actions or otherwise pursuing business opportunities during the pendency of the Transactions; and

•	Matters relating to the Transactions (including integration planning) will require substantial commitments of time and resources by our management and expenditures, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us as an independent company.

If the Transactions are not completed, the risks described above may materialize and they may adversely affect our business, financial condition, financial results and stock price.

In addition, we could be subject to litigation related to any failure to complete the Transactions or related to any enforcement proceeding commenced against us to perform our obligations under the Agreement.

After the Transactions are complete, our stockholders will have a lower ownership and voting interest than they currently have.

Based on the number of shares of our common stock outstanding and the trading price of our common stock as of September 30, 2014, assumptions around the 2014 EBITDA of GreatLand Connections and the amount of GreatLand Connections indebtedness at the time of completion of the Transactions, it is expected that, immediately after completion of the Transactions, persons who hold our stock as of immediately prior to the Transactions will own approximately 90% of the outstanding shares of common stock of New Charter. Consequently, former stockholders will have less influence over our management and policies than they currently have. In addition, any changes to the number of shares outstanding, trading price of our common stock in the period prior to closing, EBITDA associated with GreatLand Connections assets or the amount of GreatLand Connections indebtedness at the time of completion of the Transactions will affect, and could significantly reduce, the number of outstanding shares of common stock of New Charter held by persons who hold our stock as of immediately prior to the closing. Similarly, if Charter exercises its option to increase the merger consideration to GreatLand Connections holders as a result of insufficient debt tenders in the debt-for-debt exchange that are part of the Transactions, such option could significantly reduce, the number of outstanding shares of common stock of New Charter held by persons who hold our stock as of immediately prior to the closing.

We may not be able to close on our committed financing for the acquisition of systems contemplated by the Transactions.

We have obtained financing commitments from several financial institutions to finance the acquisitions of systems contemplated by the Transactions in the aggregate amount of $8.4 billion. In September 2014, we entered in a new $3.5 billion Term G Loan facility pursuant to the terms of the Charter Operating credit agreement that forms a portion of those financing commitments. The terms of the loans underlying the remaining commitments have not yet been determined, and if there are unfavorable developments in the credit markets or in Charter’s business, such loans may be available only on unfavorable terms. If there are changes in the financial condition or results of operations of our company prior to the completion of the Transactions, our financing sources may not provide the funding under the remaining commitment. Even if funding is not received, we may still be obligated to consummate the acquisitions of systems contemplated by the Transactions. In that event we may need to rely on alternative sources of financing, which we may not be able to obtain on reasonable terms, and/or may need to rely on our cash reserves, which may divert funding from other needs of our company. Additionally, the failure to obtain financing from our financing sources may cause us not to be able to complete the Transactions and to be exposed to legal claims for specific performance or damages, any of which could have a material adverse effect on Charter. As one of the conditions to the closing of the Transactions, GreatLand Connections must obtain financing in an amount equal to at least 2.5 times its 2014 pro forma EBITDA. Unfavorable developments in the credit markets may negatively impact GreatLand Connections’ ability to obtain such financing or to obtain such financing on favorable terms which could negatively impact the investment Charter expects to make in GreatLand Connections.

As a result of the planned financing of the Transactions, our indebtedness following completion of the Transactions will be greater than our current indebtedness. This increased level of indebtedness could adversely affect us, including by decreasing our business flexibility, and increase interest expense.

We will have increased indebtedness following completion of the Transactions in comparison to our recent historical basis, which would have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our interest expense. In addition, the amount of cash required to service our increased indebtedness levels following completion of the Transactions and thus the demands on our cash resources will be greater than the amount of cash flows required to service our indebtedness prior to the Transactions. The increased levels of indebtedness following completion of the Transactions could also reduce funds available for our investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages for us relative to other companies with lower debt levels.

In addition, our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations.

We will incur significant transaction-related costs in connection with the Transactions.

We expect to incur a number of non-recurring costs associated with the Transactions before, at, and after closing the Transactions. We also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems implementation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Transactions and integration. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Sales of New Charter common stock after the Transactions may negatively affect the market price of New Charter common stock.

The shares of New Charter common stock to be issued in the Transactions to holders of GreatLand Connections common stock will generally be eligible for immediate resale. The market price of New Charter common stock could decline as a result of sales of a large number of shares of New Charter common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Currently, Comcast shareholders may include index funds that have performance tied to the Standard & Poor’s 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because New Charter may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the New Charter common stock that they receive in the Transactions. These sales, or the possibility that these sales may occur, may also make it more difficult for New Charter to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

If the Contribution and the Spin-Off does not qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code, including as a result of subsequent acquisitions of stock of GreatLand Connections, then Comcast may recognize a very substantial amount of taxable gain and GreatLand Connections (and in certain circumstances, Charter) may be obligated to indemnify Comcast for these taxes.

The completion of the Transactions is conditioned upon the receipt of opinions from counsel as to the tax free nature of certain of the Transactions, including the Spin-Off. The opinions of counsel will be based on, among other things, current law and certain assumptions and representations as to factual matters made by Comcast, GreatLand Connections and Charter. Any change in currently applicable law, which may be retroactive, or the failure of any representation to be true, correct and complete, could adversely affect the conclusions reached by counsel in the opinions. Moreover, the opinions will not be binding on the Internal Revenue Service (“IRS”) or the courts, and the IRS or the courts may not agree with the conclusions reached in the opinion.

Even if the Spin-Off otherwise qualifies as a tax-free spin-off for U.S. federal income tax purposes, the Spin-Off will be taxable to Comcast pursuant to section 355(e) of the Internal Revenue Code (the “Code”) if 50% or more of the stock of either Comcast or GreatLand Connections is acquired, directly or indirectly (taking into account the stock of GreatLand Connections acquired by New Charter in the Merger and the stock of Comcast and GreatLand Connections acquired by TWC shareholders in the transaction between Comcast and TWC and in the Spin-Off), as part of a plan or series of related transactions that includes the Spin-Off. Because GreatLand Connections stockholders that are former Comcast shareholders (exclusive of former TWC shareholders) will own more than 50% of the common stock of GreatLand Connections following the Merger, the Merger standing alone is not expected to cause the Spin-Off to be taxable to Comcast under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of GreatLand Connections common stock or Comcast common stock, either before or after the Spin-Off are part of a plan or series of related transactions that includes the Spin-Off, such determination could result in the recognition of gain by Comcast under section 355(e) of the Code. If section 355(e) of the Code applied, Comcast might recognize a very substantial amount of taxable gain.

Under the tax sharing agreement that will be entered into by Comcast, GreatLand Connections and, to a limited extent, New Charter, in certain circumstances, and subject to certain limitations, GreatLand Connections will be required to indemnify Comcast against taxes on the Spin-Off that arise as a result of certain actions or failures to act by GreatLand Connections or as a result of certain changes in ownership of the stock of GreatLand Connections after the completion of the Transactions. GreatLand Connections will be unable to take certain actions after the Transactions because such actions could adversely affect the tax-free status of the Spin-Off, and such restrictions could be significant. If GreatLand Connections is required to indemnify Comcast in the event the Spin-Off is taxable, this indemnification obligation would be substantial and could have a material adverse effect on GreatLand Connections.

Moreover, under the tax sharing agreement, in certain circumstances, and subject to certain limitations, New Charter will be required to indemnify Comcast against taxes on the Spin-Off that arise from New Charter taking any actions that would result in New Charter holding GreatLand Connections shares in excess of the percentage of GreatLand Connections shares acquired in the Merger during the two year period following the Spin-Off. If New Charter is required to indemnify Comcast in the event the Spin-Off is taxable, this indemnification obligation would be substantial and could have a material adverse effect on New Charter.

New Charter and GreatLand Connections will be unable to take certain actions after the Transactions (potentially including certain desirable strategic transactions) because such actions could adversely affect the tax-free status of the Spin-Off, and such restrictions could be significant.

The tax sharing agreement will prohibit GreatLand Connections and New Charter from taking actions that could cause the Spin-Off to be taxable to Comcast. In particular, for two years after the completion of the Transactions, GreatLand Connections and New Charter will not be permitted to take actions that would result in 50% or more of the stock of GreatLand Connections to be acquired, directly or indirectly (taking into account the stock of GreatLand Connections acquired by New Charter in the Merger and the stock of Comcast and GreatLand Connections acquired by TWC shareholders in the transaction between Comcast and TWC and in the Spin-Off), as part of a plan or series of related transactions that includes the Spin-Off. These actions could include entering into certain merger or consolidation transactions, certain stock issuances and certain other desirable strategic transactions.

USE OF PROCEEDS

We intend to use the proceeds of this offering, together with the new borrowings under the Charter Operating credit facility, to fund the Transactions, to pay related fees and expenses and for general corporate purposes. Pending completion of the Transactions, the gross proceeds of this offering and the new borrowings under the Charter Operating credit facility will be held in escrow. See “Description of Notes—Escrow of Proceeds; Escrow Conditions.”

CAPITALIZATION

The following table sets forth, as of June 30, 2014, for Charter and its subsidiaries on a consolidated basis:

•	cash and cash equivalents;

•	restricted cash and cash equivalents;

•	the actual (historical) capitalization of Charter;

•	the capitalization of Charter on a pro forma basis to reflect:

•	the issuance of the $3.5 billion Term G Loan under the Charter Operating credit facilities with proceeds used to fund an escrow account;

•	the borrowing of $21 million under the Charter Operating credit facilities and the use of cash of $9 million to fund the escrow account; and

•	the capitalization of Charter on a pro forma as adjusted basis to reflect:

•	the consummation of the Transactions;

•	the issuance of the committed $1.0 billion Term A Loan under the Charter Operating credit facilities;

•	the issuance and sale of the notes offered hereby;

•	the increase in the Charter Operating revolving credit facility capacity of $500 million; and

•	the repayment of $21 million under the Charter Operating credit facilities.

The following information should be read in conjunction with the historical consolidated financial statements and related notes included in the SEC Reports incorporated by reference herein. See also “Description of Certain Indebtedness.”

The financial data is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

	June 30, 2014
	Accreted Value Historical(a)	Principal Amount Historical	Principal Amount Pro Forma	Principal Amount Pro Forma As Adjusted
	(in millions)
Cash and cash equivalents	$9	$9	$—	$77

Restricted cash and cash equivalents	$—	$—	$3,513	$—

Debt:
Charter Communications Operating, LLC:
Credit facilities	$3,341	$3,378	$6,899	$7,878

Charter Operating consolidated debt(b)	3,341	3,378	6,899	7,878

CCO Holdings, LLC:
7.250% senior notes due October 30, 2017	1,000	1,000	1,000	1,000
7.00% senior notes due January 15, 2019	1,394	1,400	1,400	1,400
8.125% senior notes due April 30, 2020	700	700	700	700
7.375% senior notes due June 1, 2020	750	750	750	750
5.250% senior notes due March 15, 2021	500	500	500	500
6.500% senior notes due April 30, 2021	1,500	1,500	1,500	1,500
6.625% senior notes due January 31, 2022	747	750	750	750
5.250% senior notes due September 30, 2022	1,239	1,250	1,250	1,250
5.1250% senior notes due February 15, 2023	1,000	1,000	1,000	1,000
5.750% senior notes due September 1, 2023	500	500	500	500
5.750% senior notes due January 15, 2024	1,000	1,000	1,000	1,000
2022 Notes offered hereby	—	—	—	1,500
2024 Notes offered hereby	—	—	—	2,000
Credit facility due September 6, 2014(c)	348	350	350	350

CCO Holdings consolidated debt(b)	14,019	14,078	17,599	22,078

Charter consolidated debt(b)	14,019	14,078	17,599	22,078
Charter shareholders’ equity(d)	119	119	37	5,439

Total Capitalization	$14,138	$14,197	$17,636	$27,517

(a)	The accreted values presented above represent the principal amount of the debt less the original issue discount at the time of sale, plus accretion to the balance sheet dates. However, the amount that is currently payable if the debt becomes immediately due is equal to the principal amount of the debt. On a pro forma as adjusted basis to reflect the transactions described above, we have availability under the Charter Operating credit facilities of approximately $1.7 billion as of June 30, 2014.
(b)	Does not include $798 million of intercompany loans and $71 million in letters of credit and capital leases. Intercompany loan balances consolidate out at the applicable entities as follows: $47 million owed by Charter Operating to Charter Holdco, $279 million owed by Charter Operating to CCH II and $472 million owed by Charter Operating to CCO Holdings.
(c)	In July 2014, the CCO Holdings credit facility was repaid from borrowings under the Charter Operating credit facilities.
(d)	Includes all impacts from the consummation of the Transactions, including the payment of escrow interest. Refer to our Current Report on Form 8-K filed on October 29, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for the unaudited pro forma financial statements.

DESCRIPTION OF CERTAIN INDEBTEDNESS

As of June 30, 2014 and December 31, 2013, the accreted value of Charter’s total debt was approximately $14.0 billion and $14.2 billion, respectively, as summarized below:

	June 30, 2014		December 31, 2013
	Principal Amount	Accreted Value(a)	Principal Amount	Accreted Value(a)	Semi-Annual Interest Payment Dates	Maturity Date(b)
	(In millions)		(In millions)
Charter Operating:
Credit facilities	$3,378	$3,341	$3,548	$3,510		varies

Charter Operating consolidated debt	3,378	3,341	3,548	3,510
CCO Holdings:
7.250% senior notes due October 30, 2017	1,000	1,000	1,000	1,000	4/30 & 10/30	10/30/17
7.000% senior notes due January 15, 2019	1,400	1,394	1,400	1,393	1/15 & 7/15	1/15/19
8.125% senior notes due April 30, 2020	700	700	700	700	4/30 & 10/30	4/30/20
7.375% senior notes due June 1, 2020	750	750	750	750	6/1 & 12/1	6/1/20
5.250% senior notes due March 15, 2021	500	500	500	500	3/15 & 9/15	3/15/21
6.500% senior notes due April 30, 2021	1,500	1,500	1,500	1,500	4/30 & 10/30	4/30/21
6.625% senior notes due January 31, 2022	750	747	750	747	1/31 & 7/31	1/31/22
5.250% senior notes due September 30, 2022	1,250	1,239	1,250	1,239	3/30 & 9/30	9/30/22
5.125% senior notes due February 15, 2023	1,000	1,000	1,000	1,000	2/15 & 8/15	2/15/23
5.750% senior notes due September 1, 2023	500	500	500	500	3/1 & 9/1	9/1/23
5.750% senior notes due January 15, 2024	1,000	1,000	1,000	1,000	1/15 & 7/15	1/15/24
Credit facility due September 6, 2014	350	348	350	342		9/6/14

CCO Holdings consolidated debt	14,078	14,019	14,248	14,181

Total Charter consolidated debt	$14,078	$14,019	$14,248	$14,181

(a)	The accreted values presented above represent the principal amount of the debt less the original issue discount at the time of sale, plus accretion to the balance sheet dates. However, the amount that is currently payable if the debt becomes immediately due is equal to the principal amount of the debt. We have availability under the revolving portion of our credit facility of approximately $1.2 billion as of June 30, 2014.
(b)	In general, the obligors have the right to redeem all of the notes set forth in the above table in whole or in part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest.

For a summary of certain material provisions and covenants of our indebtedness, you should refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of our Outstanding Debt” in the Charter Communications, Inc. Annual Report incorporated by reference into this prospectus supplement. In addition, the agreements and instruments governing each of the obligations described above are complicated, and restrict the ability of such entity to provide funds to us and our subsidiaries, and you should consult such agreements and instruments for more detailed information regarding those obligations.

All of the indebtedness of CCO Holdings described above is guaranteed by Charter.

DESCRIPTION OF NOTES

This description of notes relates to the 5.500% senior notes due 2022 (the “2022 Notes”) and the 5.750% senior notes due 2024 (the “2024 Notes” and, together with the 2022 Notes, the “Notes”) to be issued by CCOH Safari, LLC (“Safari II”). The 2022 Notes, on the one hand, and the 2024 Notes, on the other hand, are each sometimes referred to as a separate “series” of Notes. Upon the Escrow Release Date (defined below), Safari II will merge into CCO Holdings, LLC. Thereafter, CCO Holdings, LLC and CCO Holdings Capital Corp. will be the co-issuers. In this section, we refer to CCO Holdings, LLC and CCO Holdings Capital Corp., which, upon such merger, will be the co-obligors with respect to the Notes, as the “Issuers,” and we sometimes refer to them each as an “Issuer.” We may also refer to CCO Holdings, LLC as “CCO Holdings” and Charter Communications, Inc., which is the guarantor of the Notes, as “CCI.” Such references do not include any subsidiaries of such entities. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”

The Notes will be issued pursuant to an indenture (the “Indenture”), dated as of the Issue Date, by and among Safari II, CCI and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture and the Escrow Agreement (as defined below). It does not restate the Indenture and the Escrow Agreement in their entirety. We urge you to read the Indenture and the Escrow Agreement because they, and not this description, define your rights as holders of the respective Notes. Copies of the Indenture are available as set forth under “—Additional Information.”

Brief Description of the Notes

Prior to the Escrow Release Date, the Notes will be:

•	issued by Safari II and will not be recourse to the Issuers;

•	guaranteed on a senior unsecured basis by CCI (which guarantee is structurally junior to all Indebtedness and liability of all of CCI’s Subsidiaries); and

•	entitled to the benefits of the Escrow Agreement.

If the Escrow Release Date occurs, the Notes will be:

•	general unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•	equal in right of payment to our existing senior notes and any future unsubordinated, unsecured Indebtedness of the Issuers;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the Charter Operating credit facilities; and

•	guaranteed on a senior unsecured basis by CCI (which guarantee is structurally junior to all Indebtedness and liabilities of all of CCI’s Subsidiaries).

Under the circumstances described below under “—Certain Covenants—Investments,” CCO Holdings will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The 2022 Notes will mature on December 1, 2022. The 2024 Notes will mature on December 1, 2024.

Interest on the 2022 Notes will accrue at the rate of 5.500% per annum and interest on the 2024 Notes will accrue at the rate of 5.750% per annum. Interest on the Notes will accrue from the Issue Date. Interest will be payable semi-annually in arrears on June 1 and December 1 to Holders of record on the immediately preceding May 15 and November 15, respectively, commencing on December 1, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional Notes of either series under the Indenture following the Escrow Release Date. The Notes of each series and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes of a series include the Notes of such series issued on the Issue Date and any Additional Notes of such series subsequently issued under the Indenture.

Escrow of Proceeds; Escrow Conditions

Safari II will enter into an escrow agreement (as amended, supplemented or modified from time to time, the “Escrow Agreement”) with U.S. Bank National Association, as escrow agent (in such capacity, together with its successors, the “Escrow Agent”) and the Bank of New York Mellon Trust, N.A., as trustee (in such capacity, together with its successors, the “Trustee”). Pursuant to the Escrow Agreement, on the Issue Date, Safari II will deposit the gross proceeds of the offering of the Notes sold on the Issue Date into an escrow account (the “Escrow Account”) and Safari II will also deposit (or cause to be deposited) to the Escrow Account an amount of cash that, when taken together with the proceeds of the offering of the Notes deposited into the Escrow Account, will be sufficient to fund a Special Mandatory Redemption (as defined below) of each series of the Notes on the first scheduled interest payment date for the Notes, if a Special Mandatory Redemption were to occur on such date (collectively, and together with any other property from time to time held by the Escrow Agent in the Escrow Account including any additional deposit, the “Escrowed Property”). No later than November 24, 2014 (the “First Additional Deposit Date”) and May 25, 2015 (the “Second Additional Deposit Date”; each of the First Additional Deposit Date and the Second Additional Deposit Date is sometimes referred to herein as an “Additional Deposit Date”) Safari II will be required to deposit an additional amount (an “Additional Deposit Amount”) that, together with the amount of Escrowed Property on deposit in the Escrow Account on such date, will be sufficient to (i) in the case of the First Additional Deposit Date, pay all scheduled interest payments through and including June 1, 2015 and (ii) without duplication, fund a Special Mandatory Redemption on (x) in the case of the First Additional Deposit Date, June 1, 2015 and (y) in the case of the Second Additional Deposit Date, the fourth business day after November 5, 2015.

The Escrowed Property will be held in the Escrow Account until the earliest of (i) the date on which the Issuers deliver to the Escrow Agent the Officer’s Certificate referred to in the third succeeding paragraph and (ii) the Special Mandatory Redemption Date determined pursuant to “—Special Mandatory Redemption” below; provided, that, if an interest payment date in respect of the Notes occurs prior to the Escrow Release or a Special Mandatory Redemption Date, then, on such interest payment date, a portion of the Escrowed Property in an amount equal to the amount of accrued and unpaid interest from the Issue Date or the most recent interest payment date, as applicable, shall be released from the Escrow Account by the Escrow Agent and paid to the Trustee for payment to Holders in accordance with the Indenture.

Safari II will grant the Trustee, for its benefit and the benefit of the Holders of the Notes, subject to certain liens of the Escrow Agent, a first-priority security interest in the Escrow Account and all deposits and investment property therein (to the extent of Safari II’s rights therein) to secure the payment of the Special Mandatory

Redemption Price (as defined below); provided, however, that such lien and security interest shall automatically be released and terminate at such time as the Escrowed Property is released from the escrow on the Escrow Release Date. The Escrow Agent will invest the Escrowed Property in such Eligible Escrow Investments as the Issuers may from time to time direct in writing.

Prior to the Escrow Release Date, the Notes will be secured by a pledge by Safari II of the Escrow Account and Safari II’s rights to the Escrowed Property. The Escrow Agreement shall provide for the Escrow Agent to release a portion of the Escrowed Property in an amount equal to the amount of accrued and unpaid interest from the Issue Date or the most recent interest payment date, as applicable, prior to the Escrow Release in order to satisfy the interest payment obligations in respect of the Notes under the Indenture as set forth under “—Principal, Maturity and Interest.”

Other than in connection with the payment of a semi-annual interest payment as set forth under “—Principal, Maturity and Interest” and pursuant to the second preceding paragraph, Safari II will only be entitled to direct the Escrow Agent to release Escrowed Property (in which case the Escrowed Property will be paid to or as directed by Safari II) (the “Escrow Release”) upon delivery to the Escrow Agent, on or prior to the date on which a Special Mandatory Redemption Event (as defined below) has occurred, an Officer’s Certificate, certifying that the following conditions have been or, substantially concurrently with the release of the Escrowed Property, will be satisfied (the date of the Escrow Release is hereinafter referred to as the “Escrow Release Date”): (A) Safari II shall have been merged into CCO Holdings and the Issuers shall have, pursuant to a supplemental indenture to the Indenture, assumed all obligations of Safari II in respect of the Notes, (B) all conditions precedent to the consummation of the Acquisition Transactions will have been satisfied or waived in accordance with the terms of the Acquisition Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the Acquisition Transactions) and (C) the Escrowed Property will have been used to consummate the Acquisition Transactions; provided that the terms of the Acquisition Agreement shall not have been amended, modified, consented to or waived and the Acquisition Agreement shall not have been terminated on or prior to the Escrow Release Date except for such amendments, consents or waivers that are not materially adverse to CCI, the Issuers or any of their subsidiaries (after giving effect to the consummation of the Acquisition Transactions), taken as a whole, or to the Holders of the Notes (it being understood that any reduction in the purchase price of, or consideration for, the Acquisition Transactions are not materially adverse to the interests of the Holders of the Notes). The Escrow Release shall occur promptly upon satisfaction of the conditions set forth above. Upon the occurrence of the Escrow Release, the Escrow Account shall be reduced to zero and the Escrowed Property shall be released in accordance with the direction of Safari II.

Special Mandatory Redemption

If (i) the Escrow Agent has not received the Officer’s Certificate described above under “—Escrow of Proceeds; Escrow Conditions,” on or prior to November 5, 2015, (ii) Safari II notifies the Escrow Agent and the Trustee in writing that the Issuers will not pursue the consummation of the Acquisition Transactions and that the Acquisition Agreement has been terminated in accordance with its terms, or (iii) Safari II fails to deposit any Additional Deposit Amount on or prior to the applicable Additional Deposit Date to timely deposit (each of the above, a “Special Mandatory Redemption Event”), then the Escrow Agent shall, without the requirement of notice to or action by Safari II, the Trustee or any other Person, liquidate and release the Escrowed Property (including investment earnings thereon and proceeds thereof) to the Trustee and the Trustee shall apply (or cause a paying agent to apply) such proceeds to redeem the Notes (the “Special Mandatory Redemption”) on the fourth business day following the Special Mandatory Redemption Event (the “Special Mandatory Redemption Date”) or as otherwise required by the applicable procedures of DTC, at a redemption price (the “Special Mandatory Redemption Price”), equal to 100% of the issue price of the Notes, plus accrued and unpaid interest from the Issue Date or the most recent date to which interest has been paid or duly provided for on the Notes, as the case may be, to, but excluding, the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Trustee will pay to Safari II any Escrowed Property in excess of the amount necessary to effect the Special Mandatory Redemption.

Activities Prior to the Escrow Release

Prior to the Escrow Release Date, Safari II’s primary activities will be restricted to issuing the Notes, issuing capital stock and receiving capital contributions, performing its obligations in respect of the Notes under the Indenture and the Escrow Agreement, consummating the Escrow Release, redeeming the Notes pursuant to the Special Mandatory Redemption, if applicable, and conducting such other activities as are necessary or appropriate to carry out the activities described above. Prior to the Escrow Release Date, Safari II will not own, hold or otherwise have any interest in any material assets other than the Escrow Account, cash and Cash Equivalents and its rights under the Escrow Agreement.

Prior to the Escrow Release Date, the Issuers and their Subsidiaries shall not be subject to any of the covenants set forth in the Indenture or otherwise obligated under the Indenture for the benefit of the Holders of Notes.

Optional Redemption

Following the Escrow Release Date and at any time prior to December 1, 2017, the Issuers may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes of each series at a redemption price equal to (x) in the case of 2022 Notes, 105.500% of the principal amount thereof and (y) in the case of the 2024 Notes, 105.750% of the principal amount thereof, in each case, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 60% of the aggregate principal amount of the Notes of such series remain outstanding immediately after the occurrence of such redemption, and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.

From and after the Escrow Release Date and at any time and from time to time prior to (x) with respect to the 2022 Notes, December 1, 2017 and (y) with respect to the 2024 Notes, December 1, 2019, the Issuers may redeem the outstanding Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to the redemption date, plus the Make-Whole Premium.

If the Escrow Release Date occurs, on or after December 1, 2017, the Issuers may redeem all or a part of the 2022 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the 2022 Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2017	104.1250%
2018	102.7500%
2019	101.3750%
2020 and thereafter	100.0000%

If the Escrow Release Date occurs, on or after December 1, 2019, the Issuers may redeem all or a part of the 2024 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the 2024 Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2019	102.8750%
2020	101.9167%
2021	100.9583%
2022 and thereafter	100.0000%

Any redemption or notice of any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering, issuance of Indebtedness, or other corporate transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed.

Repurchase at the Option of Holders

Change of Control

If a Change of Control Triggering Event occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within ten days following any Change of Control Triggering Event, the Issuers will transmit a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly transmit to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Issuers purchase all of the notes held by such holders, the Issuers will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

“Ratings Event” means a downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by two or more Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) following which (except in the case of a withdrawal of a rating) the rating of the Notes by each such Rating Agency is below such Rating Agency rating of the Notes on the Issue Date.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control and (b) the occurrence of a Change of Control and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

Asset Sales

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CCO Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of CCO Holdings; and

(3) at least 75% of the consideration therefor received by CCO Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on CCO Holdings’ or such Restricted Subsidiary’s most recent balance sheet) of CCO Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCO Holdings or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CCO Holdings or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 180 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion);

(c) Productive Assets; and

(d) any Designated Noncash Consideration received by the Issuers or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (i) $1 billion and (ii) 3.0% of Total Assets, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCO Holdings or a Restricted Subsidiary of CCO Holdings may apply such Net Proceeds at its option:

(1) to repay or otherwise retire debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCO Holdings (other than Indebtedness represented solely by a guarantee of a Restricted Subsidiary of CCO Holdings); or

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which CCO Holdings or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $250 million, CCO Holdings will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is of equal priority with the Notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the subject Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of Notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Notes (on as nearly a pro rata basis as possible among each series of Notes subject to DTC procedures) and such other Indebtedness of equal priority to be purchased on a pro rata basis.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCO Holdings or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

If less than all of the Notes of either series are to be redeemed at any time, Notes for redemption will be selected as follows:

(1) if such Notes are listed, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if such Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem appropriate.

No Notes of $2,000 principal amount or less shall be redeemed in part. Notices of redemption shall be transmitted at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original

Note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth in this section are summaries of certain covenants contained in the Indenture.

Termination of Covenants on Achievement of Investment Grade Status

When the Notes of a series (i) have Investment Grade Ratings from two of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, the following provisions of the Indenture with respect to such Notes described under shall be terminated:

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Restricted Payments,”

•	“—Investments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	clause (D) of the first paragraph of “—Merger, Consolidation or Sale of Assets,” and

•	“—Transactions with Affiliates.”

Restricted Payments

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A) declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCO Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCO Holdings or (y), in the case of CCO Holdings and its Restricted Subsidiaries, to CCO Holdings or a Restricted Subsidiary thereof);

(B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) any Equity Interests of CCO Holdings or any direct or indirect Parent of CCO Holdings or any Restricted Subsidiary of CCO Holdings (other than, in the case of CCO Holdings and their Restricted Subsidiaries, any such Equity Interests owned by CCO Holdings or any of its Restricted Subsidiaries); or

(C) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCO Holdings (other than intercompany indebtedness among CCO Holdings and its Restricted Subsidiaries permitted to be incurred under the indenture) that is subordinated to the Notes of the applicable series, except a payment of interest or principal at the Stated Maturity thereof

(all such payments and other actions set forth in clauses (A) through (C) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof;

(2) CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCO Holdings and its Restricted Subsidiaries from and after April 1, 2010 (excluding Restricted Payments permitted by clauses (2) through (16) of the next succeeding paragraph and made on or after April 1, 2010), shall not exceed, at the date of determination, the sum of:

(a) an amount equal to 100% of the Consolidated EBITDA of CCO Holdings for the period beginning on the first day of the fiscal quarter commencing April 1, 2010 to the end of CCO Holdings’ most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCO Holdings for such period, plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds (reduced for purpose of this clause by (A) any amount of such Capital Stock Sale Proceeds (i) used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments,” (ii) applied to make a Restricted Payment pursuant to clause (2) or sub-clause (y)(2) of clause (9) or (14) below, or (iii) relied upon for purposes of incurring Contribution Indebtedness and (B) the amount of Restricted Payments made pursuant to subclause (A)(i), (B) or (C) of clause (8) and subclause (y)(1) of clause (9) below, in each case, by an amount not to exceed the amount of Capital Stock Sale Proceeds from any Charter Subsidiary Refinancing Indebtedness or Charter Parent Refinancing Indebtedness) plus

(c) $2,000 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCO Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCO Holdings) of Equity Interests of CCO Holdings (other than Disqualified Stock);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCO Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of CCO Holdings to pay federal, state or local income tax liabilities that arise solely from income of CCO Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period being attributable to them;

(5) the payment of any dividend by a Restricted Subsidiary of CCO Holdings to the holders of its Equity Interests on a pro rata basis;

(6) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCO Holdings or a Parent of CCO Holdings held by any member of CCO Holdings’ or such Parent’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCO Holdings or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $50 million in any fiscal year of the Issuers;

(7) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8) (A) additional Restricted Payments directly or indirectly to any Parent (i) for the purpose of enabling any Parent to pay interest when due on Indebtedness under any Charter Parent Refinancing Indebtedness or (ii) so long as no Default has occurred and is continuing and CCO Holdings would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” consisting of dividends or distributions to the extent required to enable any Charter Parent Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by any Parent in connection therewith); (B) so long as no Default has occurred and is continuing, Restricted Payments used to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Parent Refinancing Indebtedness or consisting of purchases, redemptions or other acquisitions by CCO Holdings or its Restricted Subsidiaries of Indebtedness under any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith) and the distribution, loan or investment to any Parent of Indebtedness so purchased, redeemed or acquired, or (C) Restricted Payments for the purpose of enabling any Parent to (i) pay interest when due on Indebtedness under any Charter Subsidiary Refinancing Indebtedness or (ii) to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Subsidiary Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith);

(9) Restricted Payments directly or indirectly to any Parent regardless of whether a Default exists (other than an Event of Default under paragraph (1), (2), (7) or (8) of the section described under “—Events of Default and Remedies”), for the purpose of enabling such Person (A) to pay interest on and (B) so long as CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire, in each case, Indebtedness of such Parent (x) which is not held by another Parent and (y) to the extent that the net cash proceeds of such Indebtedness are or were used for the (1) payment of interest or principal (or premium) on any Indebtedness of a Parent (including (A) by way of a tender, redemption or prepayment of such Indebtedness and (B) amounts set aside to prefund any such payment), (2) direct or indirect (including by way of a contribution of property and/or assets purchased with such net cash proceeds) Investment in CCO Holdings or any of its Restricted Subsidiaries or (3) payment of amounts that would be permitted to be paid by way of a Restricted Payment under clause (10) immediately below (including the expenses of any exchange transaction);

(10) Restricted Payments directly or indirectly to any Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with Credit Facilities) actually incurred in connection with any issuance, sale or incurrence by such Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, or (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose;

(11) the redemption, repurchase, retirement or other acquisition of any Equity Interests of CCO Holdings or Indebtedness of the Issuers or any Equity Interests of any direct or indirect parent of CCO Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to an Issuer or a Restricted Subsidiary) of, Equity Interests of CCO Holdings or any direct or indirect parent of CCO Holdings (in each case, other than any Disqualified Stock);

(12) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuers or any Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13) so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount outstanding taken together with all other Restricted Payments made pursuant to this clause (13) not to exceed $100 million outstanding at any one time;

(14) Restricted Payments to pay all or a portion of the consideration payable for any Investment that would have been permitted to be made by the Issuers under the Indenture including the consideration payable in the Taxable Purchase, including, without limitation, (x) the true up payment with respect to the Taxable Purchase, and (y) the payment required to be made to Comcast for the value of the step-up obtained as a result of the Taxable Purchase, as provided in the Acquisition Agreement, provided that (x) the assets or Equity Interests acquired in such Investment (to the extent of amounts distributed by the Issuers to make such Investment) are promptly contributed to the capital of CCO Holdings;

(15) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Payments; provided that the Leverage Ratio, after giving pro forma effect to such Restricted Payment, is less than or equal to 3.50:1.00; and

(16) any distributions to any Parent to permit such Parent to pay (i) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with credit facilities) actually incurred in connection with any issuance, sale or incurrence by such Parent of Equity Interests or Indebtedness, any exchange of securities or a tender for outstanding debt securities or any actual or proposed Investment, (ii) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose or (iii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (iii) not to exceed $5,000,000 in any fiscal year.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCO Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCO Holdings, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment other than in the form of cash having a fair market value in excess of $25 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment, when made, met the criteria of more than one of the categories described in clauses (1) through (16) above, or was permitted pursuant to the first paragraph of “—Restricted Payments,” the Issuers will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant “—Restricted Payments.”

Investments

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	make any Restricted Investment; or

(2)	allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a)	no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)	CCO Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including for the avoidance of doubt Acquired Debt) and CCO Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCO Holdings or any of its Restricted Subsidiaries may incur Indebtedness (including for the avoidance of doubt Acquired Debt) or CCO Holdings may issue Disqualified Stock and Restricted Subsidiaries may issue Preferred Stock if the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries would have been not greater than 6.0 to 1.0 and in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by CCO Holdings and its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCO Holdings and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCO Holdings and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $1.5 billion;

(2) the incurrence by CCO Holdings and its Restricted Subsidiaries of Existing Indebtedness (including Indebtedness outstanding under Credit Facilities on the Issue Date);

(3) the incurrence by CCO Holdings and its Restricted Subsidiaries of Indebtedness represented by the Notes (other than any Additional Notes);

(4) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCO Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $600 million and (ii) 5% of Consolidated Net Tangible Assets at any time outstanding pursuant to this clause (4);

(5) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3), (9) or (12) of this paragraph;

(6) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCO Holdings and any of its Restricted Subsidiaries; provided that:

(a)	if CCO Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCO Holdings or a Restricted Subsidiary of CCO Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCO Holdings or a Restricted Subsidiary of CCO Holdings, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(8) the guarantee by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) Acquired Debt or Disqualified Stock of a Person that becomes, or is merged into, a Restricted Subsidiary or any Issuer; provided, however, that after giving pro forma effect thereto as if such acquisition or merger had been made at the beginning of the applicable quarter period, the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries is equal to or less than immediately prior to such transaction;

(10) the incurrence by CCO Holdings or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount at any time outstanding under this clause (10), not to exceed the greater of (i) $600 million and (ii) 5% of Consolidated Net Tangible Assets;

(11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting;

(12) Contribution Indebtedness;

(13) Indebtedness arising from agreements of any Issuer or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(14) Indebtedness from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 business days of its incurrence.

In the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers, in their sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or the first paragraph of this covenant. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any category of permitted Indebtedness described in clauses (1) through (14) above or pursuant to the first paragraph of this covenant so long as such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred pursuant to such provision at the time of reclassification. At the time of incurrence, the Issuers will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described above.

Liens

The Indenture will provide that CCO Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of CCO Holdings, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCO Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(a) pay dividends or make any other distributions on its Capital Stock to CCO Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCO Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to CCO Holdings or any of its Restricted Subsidiaries; or

(c) transfer any of its properties or assets to CCO Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	Existing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under any of the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, as in effect on the Issue Date;

(2)	the Indenture and the Notes;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by CCO Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of CCO Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are no more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities as in effect on the Issue Date;

(13)	restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCO Holdings determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the Notes; and

(14)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, not materially more restrictive taken as a whole with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(A)	either:

(i)	such Issuer is the surviving Person; or

(ii)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes;

(B)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C)	immediately after such transaction no Default or Event of Default exists; and

(D)	such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the most recently ended fiscal quarter,

(x)	be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(y)	have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, CCO Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among CCO Holdings and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms, taken as a whole, that are no less favorable to CCO Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCO Holdings or such Restricted Subsidiary with an unrelated Person; and

(2)	CCO Holdings delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $25 million, a resolution of the Board of Directors of CCO Holdings or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $100 million, an opinion as to the fairness to CCO Holdings of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any existing employment agreement entered into by CCO Holdings or any of its Subsidiaries and any employment agreement entered into by CCO Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among CCO Holdings and/or its Restricted Subsidiaries;

(3)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCO Holdings, and customary indemnification and insurance arrangements in favor of directors and officers, regardless of affiliation with CCO Holdings or any of its Restricted Subsidiaries;

(4)	payment of Management Fees;

(5)	Restricted Payments that are permitted by the provisions of the covenant described above under the caption “—Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “—Investments”;

(6)	Permitted Investments;

(7)	transactions pursuant to, and the performance of, agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments complied with the applicable provisions of the first paragraph of this covenant;

(8)	the assignment and assumption of contracts (which contracts are entered into prior to the Issue Date on an arms-length basis in the ordinary course of business of the relevant Parent), reasonably related to the business of CCO Holdings and the assignment and assumption of which would not result in the incurrence of any Indebtedness by CCO Holdings or any Restricted Subsidiary to a Restricted Subsidiary by a Parent;

(9)	transactions with a Person that is an Affiliate solely as a result of the fact that CCO Holdings or a Restricted Subsidiary controls or otherwise owns Equity Interests of such Person;

(10)	equity contributions in, and the issuance of Equity Interests of, CCO Holdings; and

(11)	any (x) purchases of any class of Indebtedness from, or lending of any class of Indebtedness to, CCO Holdings or any of its Restricted Subsidiaries so long as the amount of Indebtedness of such class purchased or loaned by such Affiliates does not exceed 25% of the applicable class of Indebtedness offered to non-Affiliate investors generally and (y) repurchases, redemptions or other retirements for value by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of CCO Holdings so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally and Affiliates hold no more than 25% of such class of Indebtedness.

Limitations on Issuances of Guarantees of Indebtedness

CCO Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of CCO Holdings, except in respect of the Credit Facilities of CCO Holdings (the “Guaranteed Indebtedness”), unless

(1)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Notes by such Restricted Subsidiary, and

(2)	until all the Notes have been satisfied in full, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCO Holdings or any other Restricted Subsidiary of CCO Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

If any guarantor is released from its obligations on Guaranteed Indebtedness it shall be automatically released from its obligation with respect to its Guarantee of the Notes.

Reports

Whether or not required by the Securities and Exchange Commission, so long as any Notes are outstanding, the Issuers will furnish to the holders of the Notes, within the time periods specified in the Securities and Exchange Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCO Holdings by its independent public accountants; and

(2)	all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Issuers were required to file such reports.

If CCO Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCO Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCO Holdings.

Notwithstanding anything to the contrary set forth above, for so long as the Issuers are direct or indirect wholly-owned subsidiaries of any Parent (or other Person which, directly or indirectly, owns 100% of the outstanding common equity interests of the Issuers), if such Parent (or other Person which, directly or indirectly, owns 100% of the outstanding common equity interests of the Issuers) has provided a guarantee with respect to the Notes and has furnished the holders of Notes and filed electronically with the Securities and Exchange Commission, the reports described in the preceding paragraphs with respect to such Parent (or other Person which, directly or indirectly, owns 100% of the outstanding common equity interests of the Issuers) (including any consolidating financial information required by Regulation S-X relating to the Issuers), the Issuers shall be deemed to be in compliance with the provisions of this covenant.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the Notes of a series:

(1)	default for 30 consecutive days in the payment when due of interest on the Notes of such series;

(2)	default in payment when due of the principal of or premium, if any, on the Notes of such series;

(3)	failure by CCO Holdings or any of its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” with respect to the Notes of such series;

(4)	failure by CCO Holdings or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to CCO Holdings by the trustee or to CCO Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the Notes of such series outstanding to comply with any of their other covenants or agreements in the Indenture with respect to the Notes of such series;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCO Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCO Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6)	failure by CCO Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	CCO Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)	makes a general assignment for the benefit of its creditors; or

(8)	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a)	is for relief against CCO Holdings or any of its Significant Subsidiaries in an involuntary case;

(b)	appoints a custodian of CCO Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of CCO Holdings or any of its Significant Subsidiaries; or

(c)	orders the liquidation of CCO Holdings or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCO Holdings, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the Notes of such series, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes of such series may declare the Notes of such series to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding of a series Notes may direct the trustee in its exercise of any trust or power with respect to such series of Notes. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest on the Notes) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the Notes of a series then outstanding by notice to the trustee may on behalf of the holders of all of the Notes of such series waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the Notes of such series.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No director, officer, employee or incorporator of the Issuers or CCI, as such, and no member or stockholder of the Issuers or CCI, as such, shall have any liability for any obligations of the Issuers or CCI under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding Notes of a series (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the Notes of such series concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture for the benefit of the holders of Notes of a series (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs with respect to the Notes of a series, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes of a series:

(1)	the Issuers must irrevocably deposit or cause to be deposited with the trustee, in trust, for the benefit of the holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are expected to be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel confirming that:

(a)	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default under the Indenture shall have occurred and be continuing with respect to the Notes of such series;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes of such series over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all applicable Notes of the applicable series not theretofore delivered to the trustee for cancellation:

(a)	have become due and payable or

(b)	will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided below, the Indenture as it relates to the Notes of a series or Notes of a series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding of such series of Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes. Any existing Default or compliance with any provision of the Indenture or the Notes of a series (other than any provision relating to the right of any holder of a Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the Note, on or after the scheduled due dates expressed in the Notes) may be waived, including by way of amendment, with the consent of the holders of a majority in aggregate principal amount of the then outstanding of such series of Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes of such series or an exchange offer for Notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the payment provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”), provided that the provisions regarding the notice and timing thereof may be amended with the consent of the holders of a majority in aggregate principal amount of the Notes;

(3)	reduce the rate of or extend the time for payment of interest on any Note;

(4)	waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers and the trustee may amend or supplement the Indenture or the Notes of a series:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for or confirm the issuance of Additional Notes;

(3)	to provide for the assumption of the Issuers’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law; or

(6)	to conform the Indenture or the Notes to this “Description of Notes.”

Governing Law

The Indenture, the Notes and the Escrow Agreement will be governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee on behalf of the holders of Notes of such series, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to the Issuers at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901, Attention: Corporate Secretary.

Book-Entry; Delivery and Form

Except as set forth below, the Notes of each series will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes initially will be issued in the form of global securities filed in book-entry form. The Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, Cede & Co., and DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between DTC and its nominee or their respective successors are permitted.

Upon the issuance of a global security, DTC or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in sale of the original Notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of such ownership will be affected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediate available funds to DTC’s nominee as the registered owner of the global securities. The Issuers and the trustee will treat DTC’s nominee as the owner of the global securities for all other purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Issuers, the trustee or the underwriters.

So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for the purposes of:

(1)	receiving payment on the Notes;

(2)	receiving notices; and

(3)	for all other purposes under the Indenture and the Notes.

Beneficial interests in the Notes will be evidenced only by, and transfers of the Notes will be effected only through records maintained by DTC and its participants.

Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if the Issuers request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given the direction.

DTC has provided the following information to us. DTC is a:

(1)	limited-purpose trust company organized under the New York Banking Law;

(2)	a banking organization within the meaning of the New York Banking Law;

(3)	a member of the United States Federal Reserve System;

(4)	a clearing corporation within the meaning of the New York Uniform Commercial Code; and

(5)	a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the Issuers, the trustee, any agent of the Issuers or the purchasers of the original notes will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, or beneficial ownership interests in, global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. DTC’s operations and procedures are solely within DTC’s control and are subject to change by DTC from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers thereupon fail to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture and in accordance with the certification requirements set forth in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to unless the Issuers determine otherwise in compliance with applicable law.

Exchange of Certificated Notes for Book-Entry Notes

Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same-Day Settlement and Payment

Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Notes in certificated form, the Issuers will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Business” means the assets and liabilities acquired by CCI and its Subsidiaries from Comcast pursuant to the Acquisition Agreement.

“Acquired Debt” means, with respect to any specified Person, Indebtedness:

(1)	of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain Comcast/Charter Transaction Agreement dated as of April 25, 2014 between CCI and Comcast, and the definitive agreement contemplated thereby.

“Acquisition Transactions” means the acquisition of the Acquired Business by CCI and its Subsidiaries pursuant to the Acquisition Agreement.

“Additional Notes” means additional Notes of either series.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Acquisition” means:

(a)	an Investment by CCO Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCO Holdings or any of its Restricted Subsidiaries or shall be merged with or into CCO Holdings or any of its Restricted Subsidiaries, or

(b)	the acquisition by CCO Holdings or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business consistent with applicable past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary of CCO Holdings or the sale of Equity Interests in any Restricted Subsidiary of CCO Holdings.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that:

(a)	involves assets having a fair market value of less than $100 million; or

(b)	results in net proceeds to CCO Holdings and its Restricted Subsidiaries of less than $100 million;

(2)	a transfer of assets between or among CCO Holdings and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of CCO Holdings to CCO Holdings or to another Wholly Owned Restricted Subsidiary of CCO Holdings;

(4)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Investments” or a Permitted Investment;

(5)	the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure;

(6)	any disposition of cash or Cash Equivalents;

(7)	any surrender or waiver of contract rights or settlement, including, without limitation with respect to Hedging Obligations;

(8)	like-kind property exchanges under Section 1031 of the Internal Revenue Code;

(9)	non-exclusive licenses of intellectual property; and

(10)	any sale or disposition of inventory or accounts receivable in the ordinary course of business.

“Attributable Debt” means, with respect to a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction that is entered into by any Issuer or any of their Restricted Subsidiaries (and not including, for the avoidance of doubt, any sale and leaseback transaction entered into by any Person prior to being merged into, being acquired by, or whose assets are being acquired by, any Issuer or any of their Restricted Subsidiaries), including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Issue Date.

“Board of Directors” means the board of directors or comparable governing body of CCI or if so specified CCO Holdings, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.

“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

“Capital Corp.” means, CCO Holdings Capital Corp., a Delaware corporation, and any successor Person thereto.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds) received by CCO Holdings or its Restricted Subsidiaries from and after April 1, 2010, in each case:

(x)	as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCO Holdings) of any Parent or CCO Holdings after April 1, 2010, or

(y)	from the issue or sale of Disqualified Stock, debt securities or other Indebtedness of CCO Holdings that has been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock, debt securities or other Indebtedness) sold to a Subsidiary of CCO Holdings).

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thomson BankWatch Rating at the time of acquisition of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6)	corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7)	auction-rate Preferred Stocks of any corporation maturing not later than 90 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8)	securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9)	money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.

“CCO” means Charter Communications Operating, LLC, a Delaware corporation and any successor Person thereto.

“CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Parent, CCO Holdings or a Restricted Subsidiary.

(2)	the adoption of a plan relating to the liquidation or dissolution of CCO Holdings or a Parent (except the liquidation of any Parent into any other Parent); or

(3)	the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” (as defined above) other than a Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCO Holdings or a Parent, measured by voting power rather than the number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Parent Refinancing Indebtedness” means any Indebtedness of a Parent issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCH II or any of its Subsidiaries or which refinances such Indebtedness; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Charter Parent Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith);

(2)	such Charter Parent Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)	is classified as such by CCO Holdings.

“Charter Subsidiary Refinancing Indebtedness” means any Indebtedness of a Parent issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCO Holdings or any of its Subsidiaries or which refinances such Indebtedness; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Charter Subsidiary Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2)	such Charter Subsidiary Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Comcast” means Comcast Corporation.

“Consolidated EBITDA” means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

(1)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries;

(2)	income taxes;

(3)	depreciation expense;

(4)	amortization expense;

(5)	asset impairments or write-downs or write-offs;

(6)	all other non-cash items, extraordinary items, non-recurring and unusual items (including any restructuring charges, costs and expenses and charges, costs and expenses related to litigation settlements or judgments and/or charges, costs and expenses related to asset acquisitions and dispositions) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, non-recurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(7)	amounts actually paid during such period pursuant to a deferred compensation plan;

(8)	any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness;

(9)	all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes;

(10)	all costs, expenses and fees related to the issuance of the Notes;

(11)

the amount of “runrate” cost savings projected by the Issuers in good faith, net of the amount of actual benefits realized or expected to be realized (which cost savings shall be calculated on a pro forma basis as though they had been realized on the first day of such period) from actions taken or to be taken prior to or during such period; provided that (A) (x) such cost savings are reasonably identifiable and expected to be achieved based on such actions and (y) the benefits resulting therefrom are anticipated by the Issuers to be realized within twelve (12) months of such actions (B) the aggregate amount added back pursuant to this clause (11) for any period shall not exceed 20% of Consolidated EBITDA for such period prior to giving effect to this clause (11), minus, without duplication and to the extent included in the statement of net income for such period, the sum of (i) any extraordinary or non-recurring income or gains, (ii) gains on dispositions of assets outside of the ordinary course of business and (iii) other non-cash items increasing net income, all as determined on a consolidated basis in accordance with GAAP, provided further that this clause (11), for the avoidance of doubt, shall not result in an amount less than zero; and

(12)	for purposes of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” only, Management Fees;

provided that Consolidated EBITDA shall not include:

(w)	the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except:

(i)	with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii)	with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(x)	solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption “—Certain Covenants—Restricted Payments” (and in such case, except to the extent includable pursuant to clause (w) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries;

(y)	solely for purposes of clause (3) of the first paragraph of the covenant under the caption “—Certain Covenants—Restricted Payments,” the net income of any Restricted Subsidiary of CCO Holdings to the extent that the payment of dividends or similar distributions by such Restricted Subsidiary of such net income is restricted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided, that the net income of such Restricted Subsidiary shall be increased by the amount of dividends or other distributions or payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein; and

(z)	effects of any fresh start accounting adjustments.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)	the total amount of outstanding Indebtedness and Attributable Debt of such Person and its Restricted Subsidiaries, plus

(2)	the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3)	the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Indebtedness of any Person for any period, without duplication, the sum of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount,

non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of CCO Holdings and the Restricted Subsidiaries less the sum of (1) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of CCO Holdings and the Restricted Subsidiaries as at the end of the most recent ended fiscal quarter for which financial statements have been delivered pursuant to the indenture, determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.

“Contribution Indebtedness” means Indebtedness or Disqualified Stock of CCO Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock or any cash contribution by an Issuer or a Restricted Subsidiary) made to the capital of CCO Holdings or a Restricted Subsidiary after the Issue Date (whether through the issuance of Capital Stock or otherwise); provided that such Contribution Indebtedness is incurred within 180 days after the making of the related cash contribution.

“Credit Facilities” means, with respect to CCO Holdings and/or its Restricted Subsidiaries, and with respect to any other entity as the context requires, one or more debt facilities (including indentures), in each case with banks, lenders or noteholders (other than a Parent of the Issuers) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) letters of credit, notes, guarantees, and commercial paper in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided, that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which the Notes are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCO Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCO Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Eligible Escrow Investments” means (a) direct obligations of the United States of America or an agency thereof or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America or an agency thereof, in each case maturing not more than 90 days from the date of purchase; (b) U.S. dollar denominated institutional money market funds governed by Rule 2a-7 under the Investment Company Act of 1940 and rated “Aaam” by S&P and “Aaam” by Moody’s, including funds managed by Escrow Agent or any of its affiliates; (c) U.S. dollar denominated deposit accounts or Eurodollar time deposits having daily liquidity with commercial banks which have a rating on their short-term deposits on the date of deposit or purchase of “A-1” or “A-l+” by S&P and “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank) and which have a combined capital and surplus of not less than $500,000,000 as set forth in their most recent annual report of condition; or (d) U.S. dollar denominated commercial paper maturing not more than 90 days from the date of purchase with ratings on the date of purchase of “A-1” or “A-l+” by S&P and “P-1” by Moody’s.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public issuance of Qualified Capital Stock of CCO Holdings or a Parent of which the gross proceeds to CCO Holdings or received by CCO Holdings as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million.

“Existing Indebtedness” means Indebtedness of CCO Holdings and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“GAAP” means generally accepted accounting principles in the United States which are in effect on September 27, 2010. At any time after the Issue Date, the Issuers may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee.

“Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property due more than six months after the property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6)	represented by Hedging Obligations only to the extent an amount is then owed and is payable pursuant to the terms of such Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than (x) in the case of Moody’s, Baa3 (or the equivalent), (y) in the case of S&P, BBB- (or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clauses (x) and (y).

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date Notes are first issued under the Indenture.

“Leverage Ratio” means, as to CCO Holdings, as of any date, the ratio of:

(1)	the Consolidated Indebtedness for borrowed money (less cash and Cash Equivalents that is unrestricted or is restricted in favor of holders of Indebtedness included in calculating “Consolidated Indebtedness”) of CCO Holdings on such date to

(2)	the aggregate amount of Consolidated EBITDA for CCO Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the “Reference Period”).

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a “pro forma basis” after giving effect to:

(1)	for purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuers or any of their Restricted Subsidiaries, during the Reference Period or subsequent to such Reference Period and on or prior to the date of the calculation of the Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Reference Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into any Issuer or any of their Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period; and

(2)	for purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of either Issuer (including cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions, and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuers to be realized within twelve (12) months).

Notwithstanding anything in the indenture to the contrary, when calculating the Leverage Ratio in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratio shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Reference Period, and, for the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Issuers or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition and the Issuers have elected to test such ratios on the date the definitive agreements for such Limited Condition Acquisition are entered into, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratio shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further that if the Issuers elect to have such determinations occur at the time of entry into such definitive agreement, any such transactions shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any ratios under the Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilize.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Acquisition” means any acquisition, including by way of merger, by the Issuers or one or more of their Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing.

“Make-Whole Premium” means, with respect to a Note at any redemption date, the greater of:

(i)	1.0% of the principal amount of such Note; and

(ii)	the excess of:

(1)	the present value at such redemption date of (A) the redemption price of such Note on (x) in the case of the 2022 Notes, December 1, 2017 and (y) in the case of the 2024 Notes, December 1, 2019 (with such redemption prices being those described in the applicable table under “—Optional Redemption”) plus (B) all required remaining scheduled interest payments due on such Note through (x) in the case of the 2022 Notes, December 1, 2017 and (y) in the case of the 2024 Notes, December 1, 2019, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over

(2)	the principal amount of such Note on such Redemption Date.

“Management Fees” means the fees payable to CCI or any other Parent pursuant to the management and mutual services agreements between any Parent of CCO Holdings and/or Charter Communications Operating, LLC and between any Parent of CCO Holdings and other Restricted Subsidiaries of CCO Holdings and pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided that any such new agreements or amendments or replacements of existing agreements is not more disadvantageous to the holders of the Notes in any material respect than such management agreements existing on the Issue Date; and further provided that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by CCO Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither CCO Holdings nor any of its Restricted Subsidiaries

(a)	provides any undertaking, agreement or instrument that would constitute Indebtedness;

(b)	is directly or indirectly liable as a guarantor or otherwise; or

(c)	constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of CCO Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCO Holdings or any of its Restricted Subsidiaries;

in each case, except to the extent permitted by the covenant described under “—Certain Covenants—Investments” calculated at the time of the making of such Investment.

“Parent” means CCH II, CCH I, Charter Holdings, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCO Holdings, and any successor Person to any of the foregoing. For purposes of the second paragraph “—Certain Covenants—Restricted Payments,” the term “Parent” shall include any corporate co-obligor if such Parent is a limited liability company or other association not taxed as a corporation.

“Permitted Investments” means:

(1)	any Investment in CCO Holdings or by CCO Holdings in CCO Holdings or in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCO Holdings in CCO Holdings or in another Restricted Subsidiary of CCO Holdings;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by CCO Holdings or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of CCO Holdings; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCO Holdings or a Restricted Subsidiary of CCO Holdings;

(4)	any Investment made as a result of the receipt of non-cash consideration from any Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment made out of the net cash proceeds of the issue and sale after the Issue Date (other than to a Subsidiary of CCO Holdings) of Equity Interests (other than Disqualified Stock) of CCO Holdings (or cash contributions to the equity capital of CCO Holdings) to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “—Certain Covenants—Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6)	other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCO Holdings and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $1.1 billion (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7)	Investments in customers and suppliers in the ordinary course of business which either:

(A)	generate accounts receivable, or

(B)	are accepted in settlement of bona fide disputes;

(8)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into CCO Holdings or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(9)	any Investment (other than an Investment in a Restricted Subsidiary) existing or pursuant to agreements or arrangements in effect, on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(10)	Investments received as a result of a bankruptcy, workout, reorganization or recapitalization of customers or suppliers;

(11)	as a result of a foreclosure by CCO Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)	any Investment represented by Hedging Obligations not entered into for speculative purposes;

(13)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business or to finance the purchase of Equity Interests of CCO Holdings or any Parent and in an amount not to exceed $25.0 million at any one time outstanding;

(14)	Investments the payment for which consists of Equity Interests of CCO Holdings or any Parent (exclusive of Disqualified Stock of CCO Holdings);

(15)	Guarantees of Indebtedness permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(17)	Investments consisting of the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(18)	the creation of Liens on the assets of CCO Holdings or any of its Restricted Subsidiaries in compliance with “—Certain Covenants—Liens”;

(19)	Investments consisting of earnest money deposits acquired in connection with a purchase agreement or other acquisitions to the extent not otherwise prohibited under the Indenture; and

(20)	without duplication of amounts that otherwise increased the amount available under one or more of the foregoing categories of Permitted Investments, investments made from the proceeds from any dividend or distribution by an Unrestricted Subsidiary to CCO Holdings or any of its Restricted Subsidiaries.

“Permitted Liens” means:

(1)	Liens on the assets of, or Equity Interests in, a Restricted Subsidiary of CCO Holdings securing Indebtedness and other obligations under any of the Credit Facilities of such Restricted Subsidiary;

(2)	Liens in favor of CCO Holdings;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCO Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCO Holdings;

(4)	Liens on property existing at the time of acquisition thereof by CCO Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	purchase money mortgages or other purchase money Liens (including, without limitation, any Capital Lease Obligations) incurred by CCO Holdings upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as:

(a)	such mortgage or lien does not extend to or cover any of the assets of CCO Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b)	such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capital Lease Obligation) only;

(7)	Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(12)	easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCO Holdings or any of its Restricted Subsidiaries;

(13)	Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(14)	Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(15)	Liens arising from the rendering of a final judgment or order against CCO Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(16)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17)	Liens encumbering customary initial deposits and margin deposits, and other Liens, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCO Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(18)	Liens consisting of any interest or title of licensor in the property subject to a license;

(19)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(20)	Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(21)	Liens incurred with respect to obligations which in the aggregate do not exceed the greater of (i) $90 million or (ii) 1.0% of Consolidated Net Tangible Assets at any one time outstanding;

(22)	Liens in favor of the trustee arising under the Indentures and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(23)	with respect to the Notes of a series, Liens in favor of the trustee for its benefit and the benefit of holders of the Notes of such series, as their respective interests appear; and

(24)	Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCO Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that, unless otherwise permitted by the Indenture, no Indebtedness of any Restricted Subsidiary (other than, for the avoidance of doubt, a corporate co-issuer whose primary purpose is to act as a co-issuer and any Restricted Subsidiary that guarantees the Notes) may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the direct or indirect parent of such Restricted Subsidiary; provided, further, that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes of such series, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes of such series on terms at least as favorable to the holders of Notes of such series as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Productive Assets” means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch Ratings Ltd.; and (2) if any of Moody’s, S&P, or Fitch Ratings Ltd. ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of CCO Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by CCO Holdings (as certified by a resolution of CCO Holdings’ Board of Directors) as a replacement agency for Moody’s, S&P, Fitch Ratings Ltd. or each of them, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCO Holdings, Capital Corp.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b)	the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Taxable Purchase” has the meaning assigned to it in the Acquisition Agreement.

“Total Assets” means the total assets of the Issuers and their Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuers.

“Treasury Rate” means, for any date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the applicable redemption date to (x) with respect to the 2022 Notes, December 1, 2017 and (y) with respect to the 2024 Notes, December 1, 2019, provided, however, that if the period from the applicable redemption date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the applicable redemption date to (x) with respect to the 2022 Notes, December 1, 2017 and (y) with respect to the 2024 Notes, December 1, 2019 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of CCO Holdings that is designated by the Board of Directors of CCO Holdings or CCI as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with CCO Holdings or any Restricted Subsidiary of CCO Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCO Holdings or any Restricted Subsidiary of CCO Holdings than those that might be obtained at the time from Persons who are not Affiliates of CCO Holdings unless such terms constitute Investments permitted by the covenant described above under the caption “—Certain Covenants—Investments,” and Permitted Investments or Asset Sales permitted under the covenant described above under the caption “—Repurchase at the Option of the Holders—Asset Sales”; and

(3)	does not own any Capital Stock of any Restricted Subsidiary of CCO Holdings.

Any designation of a Subsidiary of CCO Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Investments.” The Board of Directors of CCO Holdings or CCI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(2)	no Default or Event of Default would be in existence immediately following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain United States federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the Notes could differ from those described below. This summary deals only with purchasers who purchase the Notes for cash at their original “issue price” (i.e. the first price at which a substantial amount of the Notes is sold for cash to investors other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold the Notes as “capital assets” within the meaning of Section 1221 of the Code. This summary is general in nature and does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to persons in special tax situations, such as financial institutions, individual retirement and other tax deferred accounts, insurance companies, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, tax exempt investors, broker-dealers, dealers in securities and currencies, U.S. expatriates, persons holding Notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, corporations that accumulate earnings to avoid United States federal income tax, passive foreign investment companies, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under any U.S. federal tax laws other than U.S. federal income tax laws (such as the Medicare tax on certain investment income and U.S. federal estate and gift tax laws) or the tax laws of any state, local or any non-U.S. jurisdiction. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States,

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships considering an investment in the Notes should consult their independent tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Notes.

In certain circumstances (see, e.g., “Description of Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Notes—Optional Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the Notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a Note to be treated as ordinary income, rather than capital gain. The notes are subject to a special mandatory redemption, as described in “Description of Notes—Special Mandatory Redemption.” We believe and intend to take the position that the special mandatory redemption is a remote contingency that will not cause the Notes to be treated as contingent payment debt instruments. This disclosure assumes that the Notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

We believe that the merger of Safari II into CCO Holdings should not result in a deemed exchange for U.S. federal income tax purposes, and as a result that holders should not be treated as exchanging their notes for “new” notes as a result of the merger. It is possible, however, that the IRS could take a contrary view, and seek to treat the holders as exchanging the notes for “new” notes in a deemed taxable exchange, and there can be no assurance that such a view would not be sustained. Holders are urged to consult their own tax advisors regarding the potential tax consequences of the merger if such a position were taken and sustained. The remainder of this discussion assumes that the merger will not result in a deemed exchange for U.S. federal income tax purposes.

The U.S. federal income tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders is included for general information only and may not be applicable depending upon a Holder’s particular situation. Investors considering the purchase of Notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

U.S. HOLDERS

Stated interest

Stated interest on a Note will be includable by a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of the Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis generally will be equal to the holder’s initial tax basis in the Notes (which will be equal to the original purchase price). A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such note for longer than one year. Non-corporate taxpayers are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. U.S. Holders should consult their own tax advisors as to deductibility of capital losses in their particular circumstances.

Backup withholding and information reporting

In general, a U.S. Holder will be subject to backup withholding at the applicable tax rate (currently at a rate of 28%) with respect to cash payments of interest on the Notes and the gross proceeds from dispositions (including a retirement or redemption) of the Notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) provides us or our paying agent with its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to a prior underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide us or our paying agent with its correct TIN may be subject to penalties imposed by the IRS. United States backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the Notes as required by the Code and applicable Treasury regulations.

NON-U.S. HOLDERS

Interest

Subject to the discussion of backup withholding below, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business carried on by the Non-U.S. Holder will qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to United States federal income tax or withholding, provided that

•	the Non-U.S. Holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) hold 10% or more of the capital or profits interest of Charter Holdco;

•	the Non-U.S. Holder is not a controlled foreign corporation related to Charter Holdco actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by giving the applicable withholding agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder or by other means prescribed by applicable Treasury regulations.

If all of these conditions are not met, interest on the Notes paid to a Non-U.S. Holder that is not effectively connected with a United States trade or business carried on by the Non-U.S. Holder will generally be subject to federal income tax and withholding at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If the interest on the Notes is effectively connected with a United States trade or business carried on by the Non-U.S. Holder (“ECI”), the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us or our paying agent). If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such interest (subject to adjustments).

Sale, exchange, retirement, redemption or other taxable disposition of the Notes

A Non-U.S. Holder will generally not be subject to United States federal income tax on any gain realized on a sale, exchange, retirement, redemption or other taxable disposition of the Notes (other than any amount representing accrued but unpaid interest on the Note, which is subject to the rules discussed above under “Non-U.S. Holders—Interest”) unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the holder will be taxed on the net gain derived from the disposition of the Notes under the graduated United States federal income tax rates that are applicable to U.S. persons and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above.

If an individual Non-U.S. Holder falls under the second of these exceptions, the holder generally will be subject to United States federal income tax at a rate of 30% (unless a lower applicable treaty rate applies) on the amount by which the gain derived from the disposition from sources within the United States exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

Backup withholding and related information reporting

Amounts of interest paid to a Non-U.S. Holder on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

Backup withholding generally will not apply to payments of interest on the Notes by us or our paying agent if a holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that we or our paying agent do not have actual knowledge or reason to know that such holder is a U.S. person. The payment of the proceeds of the disposition of Notes (including a retirement or redemption) to or through the United States office of a United States or foreign broker will be subject to backup withholding and related information reporting (currently at a rate of 28%) unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption.

The proceeds of a disposition (including a retirement or redemption) effected outside the United States by a Non-U.S. Holder of the Notes to or through a foreign office of a broker generally will not be subject to backup withholding or related information reporting. However, if that broker is, for United States tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, such information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

FOREIGN ACCOUNT TAX COMPLIANCE WITHHOLDING

Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), may impose a withholding tax of 30% on interest income paid on a debt obligation of a U.S. company and on the gross proceeds from a sale, redemption or other disposition of such a debt obligation paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Withholding under FATCA generally will apply to payments of interest on the Notes regardless of when they are made. However, under the applicable Treasury Regulations, withholding under FATCA generally will only apply to payments of gross proceeds from the sale, redemption, or other disposition of the Notes on or after January 1, 2017. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed revised Form W-8BEN or W-8BEN-E to the applicable withholding agent certifying as to such status under FATCA; however, it is possible that additional information and diligence requirements will apply in order for a holder to establish an exemption from withholding under FATCA to the applicable withholding agent. Investors are encouraged to consult their own tax advisors regarding the implications of FATCA with respect to their investment in our Notes.

UNDERWRITING

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are representatives of the several underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, the underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of Notes offered by this prospectus supplement at the public offering price less the underwriting discounts and commissions set forth for each series of Notes on the cover page of this prospectus supplement (such commissions to be paid on the date of the Escrow Release if the Escrow Release occurs):

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2024 Notes
Goldman, Sachs & Co.	$405,000,000	$540,000,000
Credit Suisse Securities (USA) LLC	330,000,000	440,000,000
Deutsche Bank Securities Inc.	330,000,000	440,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	330,000,000	440,000,000
Citigroup Global Markets Inc.	22,500,000	30,000,000
UBS Securities LLC	21,000,000	28,000,000
RBC Capital Markets, LLC	18,000,000	24,000,000
U.S. Bancorp Investments, Inc	18,000,000	24,000,000
SunTrust Robinson Humphrey, Inc	16,500,000	22,000,000
Macquarie Capital (USA) Inc.	3,000,000	4,000,000
RBS Securities Inc.	3,000,000	4,000,000
Wells Fargo Securities, LLC	3,000,000	4,000,000

	$1,500,000,000	$2,000,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriting agreement provides that the underwriters will purchase all of the Notes if any of them are purchased. In the underwriting agreement, the Issuer and Charter have agreed that they will not, and will not permit any of their subsidiaries to, offer, sell, contract to sell or otherwise dispose of, any securities of Safari II that are substantially similar to either series of the Notes within 30 days of the issue date of the Notes without the prior consent of Goldman, Sachs & Co. This restriction will not apply to Charter or any of its subsidiaries other than Safari II. The underwriters may offer and sell notes through their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the underwriters that the underwriters propose to offer the Notes to the public at the public offering price set forth for each series of Notes on the cover page of this prospectus supplement. After commencement of the offering, the offering prices and other selling terms may be changed by the underwriters.

Neither series of the Notes is listed on any securities exchange or included in any quotation system. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

We have agreed to indemnify the several underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for, or the purchase of, Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriters have represented, warranted and agreed that:

•	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by them in connection with the issue or sale of the notes included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantor; and

•	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

OTHER RELATIONSHIPS

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates are likely to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. Certain of the underwriters or their affiliates are lenders and/or agents under the Charter Operating credit facilities. Additionally, affiliates of the underwriters have committed to provide incremental term loan facilities totaling up to $8.4 billion and a senior secured incremental revolving facility equal to $500 million, and the proceeds of this offering will correspondingly reduce their term loan facility commitments thereunder. See “Prospectus Supplement Summary – Financing Transactions.” Additionally, the Escrow Agent is an affiliate of U.S. Bancorp Investments, Inc.

SETTLEMENT

We expect that delivery of the Notes will be made to investors on or about November 5, 2014, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes hereunder on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day following the date hereof should consult their advisors.

LEGAL MATTERS

The validity of the Notes offered in this prospectus supplement will be passed upon for the Issuer by Kirkland & Ellis LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated in this prospectus supplement by reference from Charter Communications, Inc.’s Current Report on Form 8-K filed with the SEC on October 29, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis of matter paragraph that describes matters related to the basis of presentation of the combined financial statements). Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon authority as experts in accounting and auditing.

The combined financial statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) as of December 31, 2013 and 2012, and the three years in the period ended December 31, 2013, incorporated herein by reference from Charter Communications, Inc. Current Report on Form 8-K dated October 29, 2014 have been audited by Ernst & Young LLP, independent auditor, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and December 31, 2010, and for each of the years in the two-year period ending December 31, 2012, and for the period of December 14, 2010 through December 31, 2010 (Successor) and for the period of January 1, 2010 through December 13, 2010 (Predecessor) have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing in our Current Report on Form 8-K filed on April 19, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the Bresnan Broadband Holdings, LLC and subsidiaries December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that effective December 14, 2010 as a result of the acquisition of all of the outstanding stock of Bresnan Broadband Holdings, LLC by Cablevision Systems Corporation in a business combination accounted for as a purchase, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION

The indenture governing the Notes will provide that, regardless of whether they are at any time required to file reports with the SEC, the Issuer will file with the SEC and furnish to the holders of the Notes all such reports and other information as would be required to be filed with the SEC if the Issuer were subject to the reporting requirements of the Exchange Act; provided, that so long as Charter guarantees the obligations under the Notes, the reports of Charter filed with the SEC shall satisfy this requirement.

This prospectus supplement contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this offering and the Notes (including but not limited to the indenture governing the Notes, the Escrow Agreement and the underwriting agreement), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the underwriters, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCO Holdings, LLC, 400 Atlantic Street, 10th Floor, Stamford, Connecticut, 06901, telephone number (203) 905-7801.

PROSPECTUS

CCO Holdings, LLC

CCO Holdings Capital Corp.

CCOH Safari, LLC

Charter Communications, Inc.

Debt Securities

CCO Holdings, LLC and CCO Holdings Capital Corp., and CCOH Safari, LLC may from time to time offer and sell debt securities to be guaranteed by Charter Communications, Inc. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

The securities may be sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

See “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain risks that you should consider prior to investing in the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 29, 2014.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 filed with the SEC. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

Risks Related to Comcast Corporation (“Comcast”) Transactions

•	the ultimate outcome of the proposed transactions between us and Comcast including the possibility that such transactions may not occur if closing conditions are not satisfied;

•	if any such transaction were to occur, the ultimate outcome and results of integrating operations and application of our operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•	the impact of the proposed transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expense and may decrease our operating flexibility;

Risks Related to Our Business

•	our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including in connection with our plan to make our systems all-digital in 2014;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our senior debt securities being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that Charter files with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering:

•	Charter’s Annual Report on Form 10-K for the year ended December 31, 2013 (including portions of our Proxy Statement for our 2014 annual meeting of stockholders filed on March 27, 2014 with the SEC to the extent specifically incorporated by reference in such Form 10-K);

•	Charter’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Charter’s Current Reports on Form 8-K filed with the SEC on April 19, 2013 (with respect to Exhibits 99.1 and 99.2 only), January 14, 2014, January 21, 2014, January 22, 2014, February 11, 2014, April 28, 2014 (with respect to Items 1.01 and 8.01), May 9, 2014, July 25, 2014, September 18, 2014, October 14, 2014 and October 29, 2014 (with respect to Item 8.01 and Exhibits 99.1-99.6) (in each case excluding any information furnished but not filed); and

•	Charter’s Current Report on Form 8-K/A filed with the SEC on September 6, 2013 (with respect to Exhibit 99.3 only).

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Charter’s filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.charter.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, Connecticut 06901

Attention: Investor Relations

Telephone: (203) 905-7801

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR SENIOR DEBT SECURITIES PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

CCO Holdings, LLC (“CCO Holdings”) and CCOH Safari, LLC (“Safari II”) are indirect subsidiaries of Charter Communications, Inc. (“Charter”). CCO Holdings is a holding company with no operations of its own. Safari II is a finance subsidiary with no operations of its own. CCO Holdings Capital Corp. (“CCO Holdings Capital”) is a wholly owned subsidiary of CCO Holdings. CCO Holdings Capital is a company with no operations of its own and no subsidiaries. CCO Holdings and its direct and indirect subsidiaries, as well as CCO Holdings Capital, are managed by Charter.

Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of Charter and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of June 30, 2014.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant with approximately 12.8 million estimated passings, with 97% at 550 megahertz (“MHz”) or greater and 98% of plant miles two-way active. A national Internet Protocol (“IP”) infrastructure interconnects Charter’s markets.

As of June 30, 2014, we served approximately 6.1 million residential and commercial customers. We sell our video, Internet and voice services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 97% of our passings, and approximately 62% of our customers subscribe to a bundle of services.

We served approximately 4.2 million residential video customers as of June 30, 2014, and approximately 96% of our video customers subscribed to digital video service. Digital video enables our customers to access advanced video services such as high definition (“HD”) television, Charter OnDemand™ (“OnDemand”) video programming, an interactive program guide and digital video recorder (“DVR”) service. We initiated our all-digital initiative in 2013 in a number of our markets. We expect to complete our all-digital rollout by the end of 2014. Once a market is all-digital, we will offer over 200 HD channels and faster Internet speeds in these areas.

We also served approximately 4.6 million residential Internet customers as of June 30, 2014. Our Internet service is available in a variety of download speeds up to 100 megabits per second (“Mbps”) and upload speeds of up to 5 Mbps. Approximately 82% of our Internet customers have at least 30 Mbps download speed which currently is the minimum speed we offer.

We provided voice service to approximately 2.4 million residential customers as of June 30, 2014. Our voice services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus other features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business and carrier organizations, such as video entertainment services, Internet access, business telephone services, data networking and fiber connectivity to cellular towers and office buildings. As of June 30, 2014, we served approximately 600,000 commercial primary service units, primarily small- and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

For the six months ended June 30, 2014, we generated approximately $4.5 billion in revenue, of which approximately 84% was generated from our residential video, Internet and voice services. For the year ended December 31, 2013, we generated approximately $8.2 billion in revenue, of which approximately 84% was generated from our residential video, Internet and voice services. We also generated revenue from providing video, Internet, voice and fiber connectivity services to commercial businesses and from the sale of advertising. Excluding the impact of the acquisition of Bresnan which added $276 million and $270 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, sales from residential video and Internet customers and from commercial business customers have contributed to the majority of our recent revenue growth.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expense that we incur on our debt, depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, amortization expenses related to our customer relationship intangibles and non-cash taxes resulting from increases in our deferred tax liabilities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges of Charter for the periods shown:

	For the Years Ended December 31,					For the Six Months Ended June 30,
	Combined 2009(1)	Successor 2010	Successor 2011	Successor 2012	Successor 2013	Successor 2013	Successor 2014
Ratio of Earnings to Fixed Charges(2)	8.05	1.07	—	—	—	—	1.11

(1)	Upon our emergence from bankruptcy, we adopted fresh start accounting, which resulted in an $11.8 billion gain due to bankruptcy related items during the eleven months ended November 30, 2009. In accordance with GAAP, the audited consolidated financial statements present the results of operations for (i) the eleven months ended November 30, 2009 of the Predecessor and (ii) the one month ended December 31, 2009 of the Successor. However, for purposes of ratio of earnings to fixed charges in this prospectus, we have combined the 2009 results of operations of the Predecessor and the Successor.

(2)	Earnings for the years ended December 31, 2011, 2012, and 2013 and for the six months ended June 30, 2013 were insufficient to cover fixed charges by $70 million, $47 million, $49 million and $71 million, respectively. As a result of such deficiencies, the ratios are not presented above.

For more information on the ratio of earnings to fixed charges, see Exhibit 12.1 filed herewith.

RISK FACTORS

You should consider carefully all of the information set forth in any accompanying prospectus supplement and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 filed with the SEC and incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated in this prospectus by reference from Charter Communications, Inc.’s Current Report on Form 8-K filed with the SEC on October 29, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis of matter paragraph that describes matters related to the basis of presentation of the combined financial statements). Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon authority as experts in accounting and auditing.

The combined financial statements of TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (A Carve-Out of Time Warner Cable Inc.) as of December 31, 2013 and 2012, and the three years in the period ended December 31, 2013, incorporated herein by reference from Charter Communications, Inc. Current Report on Form 8-K dated October 29, 2014 have been audited by Ernst & Young LLP, independent auditor, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and December 31, 2010, and for each of the years in the two-year period ending December 31, 2012, and for the period of December 14, 2010 through December 31, 2010 (Successor) and for the period of January 1, 2010 through December 13, 2010 (Predecessor) have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing in our Current Report on Form 8-K filed on April 19, 2013, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the Bresnan Broadband Holdings, LLC and subsidiaries December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that effective December 14, 2010 as a result of the acquisition of all of the outstanding stock of Bresnan Broadband Holdings, LLC by Cablevision Systems Corporation in a business combination accounted for as a purchase, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

$3,500,000,000

CCOH Safari, LLC

(to be assumed by CCO Holdings, LLC and CCO Holdings Capital Corp. if the Escrow Release occurs)

$1,500,000,000 5.500% Senior Notes due 2022

$2,000,000,000 5.750% Senior Notes due 2024

October 29, 2014

Goldman, Sachs & Co.

BofA Merrill Lynch

Credit Suisse

Deutsche Bank Securities

Citigroup

Macquarie Capital

RBC Capital Markets

RBS

SunTrust Robinson Humphrey

UBS Investment Bank

US Bancorp

Wells Fargo Securities